CREDIT AGREEMENT

by and among

HIGHWATER ETHANOL, LLC

and

AGSTAR FINANCIAL SERVICES, PCA,
as Administrative Agent,

and

the Banks named herein

dated
as of
February 27, 2014

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.01        Commitments
Schedule 2.17        Farm Credit System Entities
Schedule 3.01(c)    Real Property
Schedule 4.01(g)    Description of Certain Threatened Actions, etc.
Schedule 4.01(l)    Location of Inventory and Farm Products; Third Parties in Possession; Crops
Schedule 4.01(m)    Office Locations; Fictitious Names, etc.
Schedule 4.01(q)    Intellectual Property
Schedule 4.01(u)    Environmental Compliance
Schedule 4.01(x)    Subsidiaries
Schedule 5.01(g)    Liens
Schedule 5.02(a)    Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(k)    Transactions with Affiliates

Exhibit A         Form of Borrowing Base Certificate
Exhibit B        Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of February 27, 2014, by and among HIGHWATER ETHANOL, LLC, a Minnesota limited liability company (“Borrower”), AGSTAR FINANCIAL SERVICES, PCA, an United States instrumentality, as administrative agent (the “Agent”), and the commercial, banking or financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties hereto pursuant to Section 8.12 (such commercial, banking or financial institutions are sometimes hereinafter collectively the “Banks” and individually a “Bank”).

RECITALS

A.    The Borrower has requested that the Banks extend to the Borrower various credit facilities for the purposes of refinancing certain outstanding indebtedness owed to First National Bank of Omaha, and for the purpose of financing a portion of Borrower’s operating needs associated with its ethanol production facility located near Lamberton, Minnesota (the “Project”).

B.    The Banks have agreed to make such loans to the Borrower pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of the Banks making one or more loans to the Borrower, the Agent, the Banks, and the Borrower agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01.    Certain Defined Terms All capitalized terms used in this Agreement shall have the following meanings. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code, in effect in the State of Minnesota, as amended from time to time (the “UCC”). All references to dollar amounts shall mean amounts in lawful money of the United States of America. The terms “include”, “including” and similar terms are to be construed as if followed by the phrase “without being limited to”.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

“Adjustment Date” has the meaning specified in Section 2.02(d).

“Advances” means the Loans, Letters of Credit, or Protective Advances provided to the Borrower pursuant to this Agreement.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock or membership interests (units) of such Person; or (c) ten percent (10%) or more of the voting stock or membership interests (units) of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Banks or any Bank be deemed an Affiliate of the Borrower or any of their subsidiaries.

“Agent” means AgStar Financial Services, PCA, or any successor administrative agent in its capacity as administrative agent under this Agreement or any of the other Loan Documents.

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time, together with all exhibits and schedules attached or made a part hereof or thereof.

“Applicable Rate” means the interest rates stated herein for each Loan.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Banks” has the meaning specified in the preamble hereto and shall include the Issuer.

“Bank Supplement” has the meaning specified in Section 8.12(b).

“Borrower” means Highwater Ethanol, LLC, a Minnesota limited liability company.

“Borrowing Base” means the lesser of: (i) Five Million and No/100 Dollars ($5,000,000.00); or (ii) the sum of (A) seventy five percent (75%) of Borrower’s Eligible Accounts Receivable, and (B) seventy five percent (75%) of Borrower’s Eligible Inventory.

“Borrowing Base Certificate” means a certificate, in form and substance acceptable to the Agent, substantially in the form attached hereto as Exhibit A, properly completed and duly executed by an authorized officer of the Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Minnesota, or are in fact closed in the State of Minnesota.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, with respect to: (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds; or (b) other capital expenditures and other uses recorded as capital expenditures having substantially the same effect.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and the regulations and published interpretations thereunder.

“Change of Control”: (a) at any time a “change of control” of the Borrower occurs under any Material Contract; (b) any “person” or “ group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is, or becomes, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock of the Borrower representing more than 50% of the voting power of the total outstanding Capital Stock of the Borrower; (c) any “person” or “ group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is, or becomes, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock of any Affiliate representing more than 50% of the voting power of the total outstanding Capital Stock of such Affiliate; (d) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) obtains the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or (e) the Borrower at any time ceases to own, directly or indirectly, 100% of the Capital Stock of any of its Subsidiaries. “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” means February 27, 2014.

“Code” means the Internal Revenue Code, as amended, and the regulations and published interpretations thereunder.

“Collateral” means and includes all property and assets granted as collateral security for the Loans or other indebtedness, in favor of the Agent and the Banks, whether real or Personal Property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, assignment of rents, deed of trust, assignment, pledge, account control agreement, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever; whether created by law, contract or otherwise.

“Commitments” means, with respect to any Bank, the amount set forth as the “Term Loan Commitment,” the “Term Revolving Loan Commitment,” and the “Revolving Line of Credit Commitment” opposite such Bank’s name on: (a) Schedule 2.01 hereto; or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time.

“Compliance Certificate” means a certificate, substantially in the form attached hereto as Exhibit B, of the Chief Financial Officer or other authorized officer of the Borrower, reasonably acceptable to the Agent, substantially in form and substance satisfactory to the Agent, setting forth the current calculations of each of the financial covenants set forth therein, and: (a) stating the financial statements are true and correct and, other than the unaudited interim financial statements, have been prepared in accordance with GAAP; (b) stating whether such officer has knowledge of the occurrence of any Event of Default under this Agreement, and if so, stating in reasonable detail the facts with respect thereto; and (c) reaffirming and ratifying the representations and warranties, as of the date of the certificate, contained in this Agreement.

“Current Portion of Long-Term Debt” means that portion of long-term Debt of Borrower reported as a current liability on the Borrower’s financial statements as prepared in accordance with GAAP.

“Debt” means: (a) indebtedness for borrowed money or for the deferred purchase price of property or services; (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above or (e) through (g) below; (d) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (e) indebtedness in respect of mandatory redemption or mandatory dividend rights on Equity Interests but excluding dividends payable solely in additional Equity Interests; and (f) all Hedging Obligations.

“Default” means any event, fact, circumstance or condition that, after any requirement for the giving of applicable notice or passage of time or both has been satisfied, would constitute, be or result in an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Term Loan, the Term Revolving Loan, the Revolving Line of Credit Loan, Letters of Credit or Protective Advances, to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been or its parent or holding company has been, deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” means the lesser of: (a) the Maximum Rate; or (b) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the then applicable rate of interest under this Agreement or each Note.

“Distribution” means any dividend, distribution, payment, or transfer of property by the Borrower to any member of the Borrower, including, without limitation, Tax Distributions, Reinvestment Distributions and Excess Distributions.

“EBITDA” means for any period, the total of the following each calculated without duplication for the Borrower for such period: (a) Net Income; plus (b) any provision for (or less any benefit from) Income Taxes included in determining Net Income; plus (c) Interest Expense deducted in determining Net Income; plus (d) amortization and depreciation expense deducted in determining Net Income; plus (e) non-cash extraordinary items (excluding non-cash extraordinary gains) deducted in determining Net Income.

“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except that the following shall not in any event be deemed Eligible Accounts Receivable:

(a)	that portion of Accounts unpaid thirty (30) days or more after the invoice date;

(b)	that portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(c)	that portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;

(d)	Accounts owed by any unit of government, whether foreign or domestic, except Incentive Payments will be considered a part of Eligible Accounts Receivable as defined in this Agreement;

(e)	Accounts owed by an account debtor located outside the United States;

(f)	Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(g)	Accounts owed by a guarantor, Affiliate, director, officer, employee, or member of the Borrower, other than Accounts owed to Borrower by any marketer under a Long-Term Marketing Agreement;

(h)
Accounts not subject to a duly perfected security interest in favor of the Agent or which are subject to any lien, security interest or claim in favor of any Person other than the Agent, including any payment or performance bond;

(i)	that portion of Accounts that has been restructured, extended, amended or modified; and

(j)	that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes.

“Eligible Inventory” means all Inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, or materials used or consumed in the Borrower’s business, including spare parts inventory, valued at the lower of Borrower’s cost or market value, excluding all of the following inventory:

(a)
covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing claims, liens or encumbrances;

(b)	intended to be sold outside of the ordinary course of business;

(c)	consigned, sold or leased to others or held on consignment or lease from others or subject to a bailment;

(d)	subject to a competing claim, lien or encumbrance unless other than any Permitted Liens;

(e)	paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of inventory;

(f)	obsolete or unusable in the ordinary course of business; and

(g)	inventory of work in process.

“Environmental Affiliate” means any Person, to the extent the Borrower would reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities and obligations that are, or could reasonably be expected to be, in excess of one hundred thousand and No/100 ($100,000.00) dollars in the aggregate or (ii) that has or would reasonably be expected to result in a Material Adverse Effect, and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any Person, trade or business that, together with the Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means EBITDA, less the sum of: (i) required payments in respect of Funded Debt; (ii) Capital Expenditures; and (iii) Tax Distributions.

“Excess Cash Flow Payment” has the meaning specified in Section 2.07.

“Excess Distributions” has the meaning specified in Section 5.02(b).

“Extraordinary Items” means items which are material and significantly different from the Borrower’s typical business activities, determined in accordance with GAAP.

“Federal Funds Rate” means the Federal Funds Rate as announced from time to time by the Federal Reserve Board.

“Financial Statements” has the meaning specified in Section 5.01(c)(i).

“Fixed Charge Coverage Ratio” means, for the measurement period of 12 consecutive months, the ratio of EBITDA divided by the sum of (i) scheduled principal and interest payments for Funded Debt, (ii) Tax Distributions, and (iii) Capital Expenditures.

“Fixed Rate Loan” means that portion of the unpaid principal balance of the Term Loan which shall accrue interest at a fixed rate pursuant to the terms of this Agreement.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. § 1631, as amended, and the regulations promulgated thereunder.

“Funded Debt” means the principal amount of all Debt of the Borrower having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin).

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means and includes any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipality, city, or otherwise) whether now or hereafter in existence.

“Hedge Deposits” mean those hedge deposits as reported on the periodic statements for Borrower’s Hedging Accounts.

“Hedging Accounts” means each and every commodity account maintained by a commodity intermediary in which a commodity contract is carried for Borrower.

“Hedging Agreement” means any interest rate swap, interest rate caps, interest rate collars or other similar agreements enabling a Person to fix or limit its interest expense or pursuant to any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.

“Hedging Obligations” means all obligations, indebtedness, and liabilities of the Borrower arising under any Hedging Agreement entered into by the Borrower, whether now existing or hereafter arising, and whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Hedging Agreement.

“Incentive Payments” means any and all federal or state governmental subsidies, payments, transfers or other benefits, whether now or hereafter established, received or receivable by the Borrower.

“Income Taxes” means the applicable state, local or federal tax on the Net Income of the Borrower.

“Intellectual Property” has the meaning specified in Section 4.01(q).

“Interest Expense” means for any period, the total interest expense of the Borrower.

“Interest Period” means the period commencing on the first day of each calendar month and shall remain in effect until and including the last day of each calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (c) no Interest Period shall have a duration of less than one (1) month except the first and last month.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether work in progress or completed, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Issuer” means (a) AgStar Financial Services, PCA, or (b) any successor Issuer under Section 2.06, in its capacity as the issuer of Letters of Credit hereunder.

“Knowledge” or “knowledge” means, with respect to Borrower, the actual knowledge of the plant manager, chief executive officer, or chief financial officer or other authorized officer of the Borrower.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Letter of Credit” means the Letters of Credit issued by the Issuer pursuant to the terms and conditions of this Agreement.

“Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letters of Credit.

“LIBOR Rate” means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month immediately preceding the month for which interest is being calculated by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If One Month LIBOR is not reported on the tenth day of a month, the One Month LIBOR reported on the first Business Day preceding the tenth day of the month will be used. If this index is no longer available, Agent will select a new index which is based upon comparable information. For purposes of clarity, the parties hereto agree that it is their intention to utilize the One Month LIBOR rate described above for each one-month period with the applicable One Month LIBOR rate being reset for each successive one-month period as described above, including with respect to outstanding Advances.

“LIBOR Rate Account” means any portion of the Advances which bears interest at a rate determined by reference to the LIBOR Rate.

“Loan Documents” means this Agreement, the Notes, the Bank Supplements, the Letters of Credit, the Security Agreement, the Mortgage, the Issuer’s letter of credit requests and reimbursement agreements, and all other agreements, documents, instruments, and certificates of the Borrower delivered to, or in favor of, the Agent or the Banks under this Agreement or in connection herewith or therewith, including all agreements, documents, instruments, certificates delivered in connection with the extension of Advances by the Banks.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Agent or the Banks, including the Reimbursement Obligations, arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligation of the Borrower to repay the Advances, interest on the Advances, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan/Loans” means and includes the Term Loan, the Term Revolving Loan, the Revolving Line of Credit Loan and any other financial accommodations extended to the Borrower by the Banks pursuant to the terms of this Agreement.

“Long Term Marketing Agreement” means any contract, agreement or understanding of the Borrower having a term of one year or more after the date of determination thereof relating to the sale of any raw materials, inventory, products or by-products of the Borrower.

“Material Adverse Effect” means any materially adverse impact on (a) the business, assets, operations, property, management, or condition (financial or otherwise) of the Borrower taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder, (c) the ability of the Borrower to fully and timely perform any of its obligations under the Loan Documents or (d) the Collateral or the Security Interests in favor of the Agent on such Collateral or the perfection or priority of such Security Interests.

“Material Contract” means (a) any contract or any other agreement, written or oral, of the Borrower involving monetary liability of or to any such person in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) per year; and (b) any other contract or agreement, written or oral, of the Borrower, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower; provided, however, that any contract or agreement which is terminable by a party other than the Borrower without cause upon notice of ninety (90) days or less shall not be considered a Material Contract.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means February 27, 2019.

“Maximum Rate” means the maximum nonusurious interest rate, if any, at any time, or from time to time, that may be contracted for, taken, reserved, charged or received under applicable state or federal laws.

“Monthly Payment Date” means the first day of each calendar month.

“Mortgage” means that certain Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Financing Statement of even date herewith, as may be amended from time to time, pursuant to which a first priority mortgage interest shall be granted, conveyed, and given by the Borrower to the Agent, for the benefit of the Banks, in the Real Property to secure payment to the Agent and the Banks of the Loan Obligations.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means net income of the Borrower as determined in accordance with GAAP.

“Note/Notes” means and includes the Term Notes, the Term Revolving Notes, the Revolving Line of Credit Notes, and all other promissory notes executed and delivered to the Agent or the Banks by the Borrower pursuant to the terms of this Agreement, as the same may be amended, modified, supplemented, extended, replaced or restated from time to time.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) with respect to the Borrower, and with respect to which: (a) there exists a bona fide dispute between the Borrower and the vendor, (b) the Borrower is contesting the same in good faith by appropriate proceedings, and (c) the Borrower has established appropriate reserves on its financial statements in accordance with GAAP.

“Outstanding Revolving Advances” means the aggregate amount of Advances under Section 2.04.

“Permitted Investments” means: (i) investments in cash or cash equivalents; (ii) investments in deposit accounts or securities accounts so long as such deposit accounts or securities accounts are subject to a Security Interest to the Agent for the benefit of the Banks in accordance with this Agreement; (iii) customer receivables arising in the ordinary course of business to the extent that such arrangements would constitute an extension of credit; (iv) customary security deposits and pledges made by the Borrower under leases and other contracts and with utility companies made or otherwise arising in the ordinary course of business in accordance with the past practices of the Borrower, (v) investments in equity interests of Borrower’s marketers under its Long Term Marketing Agreements in order for Borrower to become a member of the marketer, and (vi) equity interests in FCS Entities under Section 2.17 of this Agreement

“Permitted Liens” has the meaning specified in Section 5.02(a).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

“Personal Property” means all buildings, structures, equipment, fixtures, improvements, building supplies and materials and other personal property now or hereafter attached to, located in, placed in or necessary to the use of the improvements on the Real Property including all machinery, fixtures, equipment, furnishings, and appliances, as well as all renewals, replacements, additions, and substitutes thereof, and all products and proceeds thereof, and all accounts, chattel paper, payment intangibles, other rights to payment, inventory, farm products, equipment, investment property, money, deposit accounts, instruments, insurance proceeds and general intangibles of the Borrower, whether now owned or hereafter acquired.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by the Borrower or any ERISA Affiliate, or in respect of which any Borrower or any ERISA Affiliate has any obligations to contribution or liability.

“Pro Rata Share” means, with reference to any Bank at the time any determination thereof is to be made, a fraction, expressed as a percentage, the numerator of which shall be an amount equal to the Bank’s Commitment then in effect for the Term Loan, the Term Revolving Loan, and the Revolving Line of Credit Loan, the Letters of Credit and the denominator of which shall be an amount equal to the sum of all the Commitments of all the Banks for the Term Loan, the Term Revolving Loan, the Revolving Line of Credit Loan, and/or the Letters of Credit, as the case may be.

“Project” means any and all buildings, structures, fixtures, and other improvements made to the Real Property and part of Borrower’s ethanol production facility in Redwood and Cottonwood Counties in Minnesota.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), personal property taxes (including special payments in lieu of personal property taxes), maintenance costs, insurance premiums, remediation costs, all other items (including capital items) deemed reasonably necessary by the Agent to protect the Project, the Real Property, or any other

Collateral from forfeiture, casualty, loss, waste or diminution of value and all other costs to otherwise prepare the Project, Real Property or Collateral for sale and the costs of sale.

“Real Property” means that real property located in Redwood and Cottonwood Counties in Minnesota, owned by the Borrower, and which is described in Schedule 3.01(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuer or the Agent for any demand for payment or drawing under a Letter of Credit, together with all associated costs, fees and expenses provided for under this Agreement.

“Reinvestment Distributions” has the meaning specified in Section 5.02(b).

“Request for Advance” means any request for an Advance made pursuant to the terms and conditions of this Agreement.

“Required Banks” means, at any date, (a) while the Commitments are outstanding, any combination of Banks whose Commitments aggregate more than fifty percent (50.00%) of the aggregate Commitments and (b) at any other time, any combination of Banks whose Outstanding Advances aggregate more than fifty percent (50.00%) of the aggregate Outstanding Advances; provided that the Commitments or Outstanding Advances (as the case may be) of, held or deemed held, by any Defaulting Bank shall be excluded for purposes of making a determination of the Required Banks.

“Revolving Commitment” means, with respect to any Bank, the total of such Bank’s Revolving Line of Credit Commitment, as amended from time to time.

“Revolving Line of Credit Advance” means any Advance made under Section 2.04 and the Revolving Line of Credit Note.

“Revolving Line of Credit Loan” means that line of credit loan from the Banks to the Borrower in the amount of Five Million and No/100 Dollars ($5,000,000.00) pursuant Section 2.04.

“Revolving Line of Credit Maturity Date” has the meaning specified in Section 2.04(a).

“Revolving Line of Credit Note” means a promissory note in the form and substance reasonably satisfactory to the Agent executed by the Borrower pursuant to the terms and conditions of this Agreement.

“Revolving Line of Credit Termination Date” has the meaning specified in Section 2.04(a).

“SARA” means the Superfund Amendment and Reauthorizations Act of 1986, as amended, and all regulations promulgated thereunder.

“Security Agreement” means, and includes without limitation, that certain Security Agreement of even date herewith as amended from time to time executed by the Borrower in favor of the Agent for the benefit of the Banks, and all other agreements, promises, covenants, arrangements, understandings, whether now existing or hereafter created by law, contract, or otherwise, which evidence, govern, represent, or create a Security Interest, as the same has been and may hereafter be amended or otherwise modified.

“Security Interest” means and includes any type of collateral security, whether in the form of a lien, charge, mortgage, assignment of rents, deed of trust, assignment, pledge, account control agreement, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Supermajority Banks” means, at any date, (a) while the Commitments are outstanding, any combination of Banks whose Commitments aggregate at least seventy percent (70.0%) of the aggregate Commitments and

(b) at any other time, any combination of Banks whose Outstanding Advances aggregate at least seventy percent (70.0%) of the aggregate Outstanding Advances; provided that the Commitments or Outstanding Advances (as the case may be) of, held or deemed held, by each Defaulting Bank shall be excluded for purposes of making a determination of the Supermajority Interest.

“Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.01(c) for the Borrower, excluding, however, from the determination of total assets: (a) goodwill, Accounts owned by Borrower’s Affiliates (other than pursuant to a Long-Term Marketing Agreement), organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles; (b) treasury stock; (c) securities which are not readily marketable (excluding interests held in affiliated entities such as RPMG or other similar entities with whom Borrower has a Long Term Marketing Agreement); (d) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt (e) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date; (f) amortized start-up costs; and (g) any items not included in clauses (a) through (f) above which are treated as intangibles in conformity with GAAP.

“Tangible Owner’s Equity” means the Tangible Net Worth divided by total assets of the Borrower, measured annually at the end of each fiscal year, and expressed as a percentage.

“Tax Distributions” has the meaning specified in Section 5.02(b).

“Term Loan” means the loan from the Banks to the Borrower in the amount of Twenty Million and No/100 Dollars ($20,000,000.00), pursuant to Section 2.02.

“Term Note” means a promissory note in form and substance satisfactory to the Agent executed by the Borrower pursuant to the terms and conditions of this Agreement.

“Term Revolving Loan” means the loan from the Banks to the Borrower in the amount of Five Million and No/100 Dollars ($5,000,000.00), pursuant to Section 2.03.

“Term Revolving Loan Advance” means any Advance made under Section 2.03.

“Term Revolving Loan Termination Date” has the meaning specified in Section 2.03(a).

“Term Revolving Note” means a promissory note in form and substance satisfactory to the Agent executed by the Borrower pursuant to the terms and conditions of this Agreement.

“Working Capital” means the current assets of the Borrower (including the unused portion of the Term Revolving Loan Commitment and any undrawn amounts on outstanding Letters of Credit), less the current liabilities of the Borrower as determined in accordance with GAAP.

Section 1.02.    Accounting Matters.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.

Section 1.03.    Construction.    Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

Section 2.01.    The Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, the Banks have agreed to lend to Borrower the following amounts, for the purposes as further described below:

(a)    Term Loan. The Banks agree to lend to the Borrower and the Borrower agrees to borrow from the Banks on the Closing Date a term loan in the amount of Twenty Million and No/100 Dollar ($20,000,000.00) pursuant to the terms and conditions set forth in Section 2.02 and the Term Notes.

(b)    Term Revolving Loan. The Banks agree to lend to the Borrower, on the Closing Date, and from time to time thereafter on a revolving basis, an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00), pursuant to the terms and conditions set forth in Section 2.03 and the Term Revolving Notes.

(c)    Revolving Line of Credit Loan. The Banks agree to lend to the Borrower, on the Closing Date, and from time to time thereafter on a revolving basis, an amount not to exceed Five Million and No/100 Dollars ($5,000,000.00), pursuant to the terms and conditions set forth in Section 2.04 and the Revolving Line of Credit Notes.

Section 2.02    Term Loan.

(a)    Purpose. The Term Loan shall be used for the purpose of refinancing a portion of Borrower’s existing bank debt held by First National Bank of Omaha. The Borrower agrees that the proceeds of the Term Loan are to be used only for the purposes set forth in this Section 2.02(a)

(b)    Conditions Precedent. The Banks’ obligations to make the Term Loan under the Term Note shall be subject to the terms, conditions and covenants set forth in this Agreement.

(c)    Term Loan Term. The Term Loan shall run for a period beginning on the Closing Date and ending on the Maturity Date.

(d)    Term Loan Interest Rate.

(i)    Subject to the provisions of Sections 2.10 and 2.20, the Term Loan shall bear interest at a variable rate per annum equal to the LIBOR Rate plus three hundred fifty (350) basis points; provided, however, that Applicable Rate of interest on the Term Loan shall at no time be less than four and one-quarter percent (4.25%) per annum.

(ii)    The rate of interest due hereunder shall initially be determined as of the Closing Date and shall thereafter be adjusted as and when the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the LIBOR Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following such change in the LIBOR Rate. All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the Applicable Rate exceed the Maximum Rate.

(e)    Conversion to Fixed Rate Loan. On and after the Closing Date, with the consent of the Banks affected thereby, the Borrower may convert a portion of the Term Loan to a Fixed Rate Loan, bearing interest at a rate equal to the rate listed in the “Government Agency and Similar Issues” section of the Wall Street Journal for the Federal Farm Credit Bank or AgStar’s fixed rate as offered for loans of similar size and term and having a maturity approximately equal to the Maturity Date, which is in effect at the time such request is made plus 350 basis points, or another rate agreed upon by the Agent and the Borrower. The Borrower shall provide the Agent at least ten (10) Business Days prior written notice of its election to convert any portion of the Term Loan to a Fixed Rate Loan, Agent shall notify Borrower within five (5) Business Days of receipt of such notice of the applicable fixed rate and consent of the Banks to such conversion. Such written notice shall specify the specific dollar amount that Borrower is electing to convert to a Fixed Rate Loan. Borrower shall pay all applicable fixed rate prepayment fees and breakage points upon the conversion of all or any portion of the Term Loan from a variable interest rate to a Fixed Rate Loan, such fees and points will be disclosed to the Borrower before the conversion to the Fixed Rate Loan is affected.

(f)    Repayment of Term Loan. Beginning on the first Monthly Payment Date following the Closing Date and continuing on each Monthly Payment Date thereafter until the Maturity Date, the Borrower shall pay to the Agent for the account of the Banks equal monthly principal installments in an amount to fully amortize the Term Loan over a period of eight (8) years from the Closing Date, plus all accrued interest on the Term Loan. In addition to all other payments of principal and interest required under this Agreement, the Borrower shall annually remit to Agent for the benefit of the Banks, the Excess Cash Flow Payment pursuant to Section 2.07. The outstanding principal balance of the Term Loan, together with all accrued interest, if not paid sooner, shall be due and payable in full on the Maturity Date.

Section 2.03    Term Revolving Loan.

(a)    Term Revolving Loan. Subject to the terms and conditions set forth in this Agreement, the Banks agree to make one or more Term Revolving Loan Advances to the Borrower on a revolving basis, during the period beginning on the Closing Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Five Million and no/100 Dollars $5,000,000.00 (the “Term Revolving Loan Commitment”). The Term Revolving Loan shall mature and be due and payable in full at 12:00 P.M. (Minneapolis, Minnesota time) on the Maturity Date. Term Revolving Loan Advances borrowed, repaid or prepaid may be reborrowed at any time prior to the Term Revolving Loan Termination Date; provided, however, that at no time shall the outstanding Term Revolving Loan Advances exceed the Term Revolving Loan Commitment amount.

(b)    Purpose. Term Revolving Loan Advances shall be used for Borrower’s seasonal operating and ongoing cash management needs. The Borrower agrees that the proceeds of the Term Revolving Loan are to be used only for the purposes set forth in this Section 2.03(b).

(c)    Conditions Precedent to Advances. The Banks’ obligation to make each Term Revolving Loan Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in this Agreement.

(d)    Availability. Subject to the provisions of this Agreement, during the period commencing on the Closing Date and ending on the Term Revolving Loan Termination Date, Advances under the Term Revolving Loan will be made as provided in Section 2.03(e).

(e)    Making the Advances. Each Term Revolving Loan Advance shall be made by the Borrower delivering a Request for Advance to the Agent specifying the amount of such Advance. Each Request for Advance must be delivered to the Agent by the Borrower before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Term Revolving Loan Advance; provided however that no such Term Revolving Loan Advance shall be made while an Event of Default exists. Any Request for Advance received by Borrower after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. The amount of the Term Revolving Loan Advance requested from the Banks shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(f)    Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense any of them may incur as a result of any failure to borrow any Term Revolving Loan Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Agreement), including any loss or expense (including loss of anticipated profits as set forth in Section 2.18) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Term Revolving Loan Advance when such Advance, as a result of such failure, is not made on such date

(g)    Minimum Amounts. Each Term Revolving Loan Advance shall be in a minimum amount equal to Fifty Thousand and No/100 Dollars ($50,000.00).

(h)    Interest Rate.

(i)    Subject to the provisions of Sections 2.10 and 2.20, each Term Revolving Loan Advance shall bear interest at a variable rate per annum equal to the LIBOR Rate plus three hundred fifty (350) basis points; provided, however, that Applicable Rate of interest on each Term Revolving Loan Advance shall at no time be less than four and one-quarter percent (4.25%) per annum

(ii)    The rate of interest due hereunder shall initially be determined as of the date of the initial Term Revolving Loan Advance and shall thereafter be adjusted as and when the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following such change in the LIBOR Rate. All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.

(i)    Funding of Advances. Upon receipt by the Agent from the Borrower of any Request for Advance for any Term Revolving Loan Advance, the Agent shall promptly notify the Borrower and the other Banks as to the amount to be paid as a result of such Request for Advance. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount to be paid as a result of such Request for Advance.

(j)    Repayment of the Term Revolving Loan. Beginning on the first Monthly Payment Date following the Closing Date, and continuing on each Monthly Payment Date thereafter until the Maturity Date, the Borrower shall pay to the Agent for the account of the Banks accrued interest on the outstanding Term Revolving Loan. On the Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan, all accrued interest thereon, and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable in full. If any Monthly Payment Date is not a Business Day, then the installment then due shall be paid on the next Business Day and interest shall continue to accrue until paid.

(k)    Unused Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank an unused commitment fee on the average daily unused portion of such Bank’s Term Revolving Loan Commitment from the Closing Date until the Maturity Date at the rate of fifty (50) basis points on a per annum basis, payable monthly in arrears on each Monthly Payment Date during the term of such Bank’s Term Revolving Loan Commitment and on the Maturity Date. For purposes of this Agreement, the unused portion of a Bank’s Term Revolving Loan Commitment for any measurement period shall be the positive difference, if any, of (a) the average daily amount of such Bank’s Term Revolving Loan Commitment, minus (b) the Bank’s Pro Rata Share of the average daily outstanding Term Revolving Loan Advances.

(l)    Letters of Credit. The Borrower may utilize the Term Revolving Loan by requesting that the Issuer issue, and the Issuer, subject to the terms and conditions of this Agreement, may in its sole discretion, issue letters of credit for the Borrower’s account; provided, however, that:

(i)    the aggregate amount of all Letter of Credit Liabilities shall not at any time exceed $2,500,000.00;

(ii)    the sum of the Letter of Credit Liabilities plus the Term Revolving Advances shall not at any time exceed the Term Revolving Loan Commitment; and

(iii)    the expiration date of each Letter of Credit shall be no later than the Maturity Date;

(iv)    each Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuer consistent with its then-current practices and procedures with respect to letters of credit of the same type;

(v)    the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Agent or Issuer shall have reasonably requested consistent with its then-current practices and procedures with letters of credit of the same type.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuer or the Agent relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Section 2.04.    Revolving Line of Credit Loan

(a)    Revolving Line of Credit Loan. Subject to the terms and conditions set forth in this Agreement, the Banks agree to make one or more Revolving Line of Credit Advances to the Borrower on a revolving basis, during the period beginning on the Closing Date and ending on the Business Day immediately preceding Revolving Line of Credit Maturity Date (the “Revolving Line of Credit Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed Five Million and No/100 Dollars ($5,000,000.00) (the “Revolving Line of Credit Commitment”); provided, however, that at no time shall the Outstanding Revolving Advances exceed the Borrowing Base. The Revolving Line of Credit Loan shall mature and be due and payable in full at 12:00 P.M. (Minneapolis, Minnesota time) on the 364th day after the Closing Date (the “Revolving Line of Credit Maturity Date”). Subject to Section 2.04(j), Revolving Line of Credit Advances borrowed and repaid or prepaid may be reborrowed at any time prior to the Revolving Line of Credit Termination Date.

(b)    Purpose. Revolving Line of Credit Advances may be used for working capital or ongoing operating expenses of the Borrower. The Borrower agrees that the proceeds of the Revolving Line of Credit Loan are to be used only for the purposes set forth in this Section 2.04(b).

(c)    Conditions Precedent to Advances. The Banks’ obligation to make each Revolving Line of Credit Advance under the Revolving Line of Credit Note shall be subject to the terms, conditions and covenants set forth in this Agreement.

(d)    Availability. Subject to the provisions of this Agreement, during the period commencing on the Closing Date and ending on the Revolving Line of Credit Loan Termination Date, Revolving Line of Credit Advances under the Revolving Line of Credit Loan will be made as provided in this Agreement.

(e)    Making the Advances. Each Revolving Line of Credit Advance shall be made by the Borrower delivering a Request for Advance to the Agent specifying the amount of such Advance. Each Request for Advance must be delivered to the Agent by the Borrower before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Line of Credit Advance; provided however that no such Revolving Line of Credit Advance shall be made while an Event of Default exists. Any Request for Advance received by the Agent after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. The amount of the Revolving Line of Credit Advance requested from the Banks shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(f)    Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense any of them may incur as a result of any failure to borrow any Revolving Line of Credit Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Agreement), including any loss or expense (including loss of anticipated profits as set forth in Section 2.18) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Revolving Line of Credit Advance when such Advance, as a result of such failure, is not made on such date.

(g)    Minimum Amounts. Each Revolving Line of Credit Advance shall be in a minimum amount equal to Fifty Thousand and No/100 Dollars ($50,000.00).

(h)    Interest Rate.

(i)    Subject to the provisions of Section 2.10, each Revolving Line of Credit Advance shall bear interest at a variable rate per annum equal to the LIBOR Rate plus three hundred fifty (350) basis points.

(ii)    The rate of interest due hereunder shall initially be determined as of the date of the initial Advance and shall thereafter be adjusted as and when the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first Adjustment Date following such change in the LIBOR Rate. All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty five (365) days, but charged for actual days principal is outstanding. In no event shall the applicable rate exceed the Maximum Rate.

(j)    Funding of Advances. Upon receipt by the Agent from the Borrower of any Request for Advance for any Revolving Line of Credit Advance, the Agent shall promptly notify the Borrower and the other Banks as to the amount to be paid as a result of such Request for Advance. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount to be paid as a result of such Request for Advance.

(k)    Repayment of the Revolving Line of Credit Loan. Beginning on the first Monthly Payment Date following the Closing Date, and continuing on each Monthly Payment Date thereafter until the Revolving Line of Credit Maturity Date, the Borrower shall pay to the Agent for the account of the Banks all accrued interest on the Outstanding Revolving Advances. On the Revolving Line of Credit Maturity Date, the amount of the then Outstanding Revolving Advances, and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Line of Credit Loan shall be due and payable in full. If any Monthly Payment Date is not a Business Day, then the installment then due shall be paid on the next Business Day and interest shall continue to accrue until paid.

(i)    Unused Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank an unused commitment fee on the average daily unused portion of such Bank’s Revolving Commitment from the Closing Date until the Revolving Line of Credit Loan Termination Date at the rate of thirty-five (35) basis points on a per annum basis, payable monthly in arrears on each Monthly Payment Date during the term of such Bank’s Revolving Commitment. For purposes of this Agreement, the unused portion of a Bank’s Revolving Commitment for any measurement period shall be the positive difference, if any, of (a) the average daily amount of such Bank’s Revolving Commitment, minus (b) the Bank’s Pro Rata Share of the average daily outstanding Revolving Line of Credit Advances.

(j)    Mandatory Prepayments or Collateralization. The Borrower shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereunder or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Revolving Line of Credit Loan in the amount, if any, by which the Outstanding Revolving Advances on the date of prepayment under this Section 2.04(j) exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Agent additional collateral acceptable to the Agent, in the Agent’s discretion, and deliver all documentation that the Agent, in its discretion, may require in connection with such pledge and assignment and the perfection of a first-priority Security Interest in such additional Collateral, so that the Borrowing Base plus the value assigned by the Agent, in its discretion, to such additional Collateral equals or exceeds the Outstanding Revolving Advances.

Section 2.05.    Evidence of Debt. The extension of credit made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be prima facie evidence of the amount of the credit extensions made by the Banks to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Agent, the Borrower shall execute and deliver to such Bank, through the Agent, a promissory note, which shall evidence such Bank’s Loans to the Borrower, in addition to the foregoing accounts and records. Each Bank may attach schedules to its Note and endorse thereon the date, amount and maturity of its loans and payments with respect thereto. Upon the termination of the Commitments and repayment of all Obligations hereunder, each Bank shall, at the request of the Borrower (and at the Borrower’s expense), return to the Borrower the Note or Notes evidencing such Bank’s loans marked “cancelled.”

Section 2.06.    Letters of Credit. All Letters of Credit that are issued under this Agreement are subject to the following:

(a)    Letter of Credit Request Procedure. The Borrower shall give the Agent and the Issuer irrevocable prior notice (effective upon receipt) on or before 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of the requested issuance of a Letter of Credit specifying the requested amount, the beneficiary of each Letter of Credit to be issued, the expiry date and issuance date of each Letter of Credit to be issued, and the nature of the transactions to be supported thereby. Any such notice received after 12:00 P.M. (Minneapolis, Minnesota time) on a Business Day shall be deemed to have been received and be effective on the next Business Day. Upon receipt of such notice, the Agent shall promptly notify each Bank of the face amount and expiry date of such Letter of Credit and of such Bank’s Pro Rata Share of the amount of the proposed Letter of Credit. The Issuer shall provide a Bank a copy of each Letter of Credit it has issued hereunder upon such Bank’s request. Each Letter of Credit shall be payable in U.S. dollars, shall be in form and substance satisfactory to the Agent and the Issuer, and shall be issued pursuant to such documentation as the Issuer may require, including the Issuer’s standard form letter of credit request and reimbursement agreement; provided that, in the event of any conflict between the terms of such credit request and reimbursement agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(b)    Banks’ Pro Rata Shares. Upon the date of issue of a Letter of Credit, the Issuer shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuer a participation to the extent of such Bank’s Pro Rata Share in such Letter of Credit and the related Letter of Credit Liabilities.

(c)    Letter of Credit Fees. The Borrower shall pay to the Issuer an irrevocable letter of credit fee on each such Bank’s Pro Rata Share of the maximum amount available for drawings under each Letter of Credit, such letter of credit fee (i) to be in an amount equal to one hundred fifty (150) basis points, on an annualized basis, of the maximum amount available to be drawn under such Letter of Credit, and (ii) to be paid on the date of issuance of such Letter of Credit and on each anniversary date of the date of issuance of such Letter of Credit for so long as such Letter of Credit remains outstanding. After receiving any payment of any letter of credit fees under this Section 2.06(c), the Agent will promptly pay to each Bank the letter of credit fees then due such Bank. With respect to each Letter of Credit, the Borrower shall also pay to the Issuer for its account only all fees, costs, and expenses of the Issuer arising in connection with any Letter of Credit, including the Issuer’s customary fees for amendments, transfers, and drawings on Letters of Credit.

(d)    Reimbursements. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Banks for any amounts paid by the Banks upon any demand for payment or drawing under the applicable

Letter of Credit, without presentment, demand, protest, or other formalities of any kind other than the notice required by Section 2.06. Such reimbursement shall occur no later than 3:00 P.M. (Minneapolis, Minnesota time) on the date of payment under the applicable Letter of Credit if the notice under Section 2.06 is received by 12:00 P.M. (Minneapolis, Minnesota time) on such date or by 11:00 A.M. (Minneapolis, Minnesota time) on the next Business Day, if such notice is received after 12:00 P.M. (Minneapolis, Minnesota time). All payments on the Reimbursement Obligations (including any interest earned thereon) shall be made to the Agent for the account of the Banks in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim.

(e)    Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, in any case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense, or other rights which the Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Agent, the Issuer, the Banks or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) payment by the Issuer under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (vi) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by the Borrower if the Borrower proves in a final non-appealable judgment that it was damaged and that such damage arose directly from the Issuer’s willful misconduct or gross negligence.

(f)    Issuer Responsibility. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. None of the Agent, the Issuer, the other Banks, or any of their respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (i) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit; (ii) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (iii) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; (iv) the payment by the Issuer to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit; or (v) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)    Replacement of Issuer. The Issuer may be replaced at any time by written agreement among the Borrower, the Agent, the Issuer and the successor Issuer. The Agent shall notify the Banks of any such replacement of the Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 2.06(c). From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor or to any previous Issuer, or to such successor and all previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.07.    Excess Cash Flow. In addition to all other payments of principal and interest required under this Agreement and the Notes, at the end of each fiscal year until the Maturity Date, the Borrower shall remit to Agent for the benefits of the Banks, an amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow, calculated based upon that fiscal year’s audited financial statements, paid on or before 30 days after the delivery of the audited financial statements to Agent for each fiscal year of the Borrower (the “Excess Cash Flow Payment”), provided however, that no Excess Cash Flow Payment shall exceed $2,500,000.00 in any fiscal year nor exceed $10,000,000.00 over the term of this Agreement (the “Maximum Excess Cash Flow Payment”) and provided that immediately prior to the Excess Cash Flow Payment required by this Section 2.07, or after giving effect thereto, no default or Event of Default, including without limitation non-compliance with the financial covenants required under Sections 5.02(d), (e) or (f), shall exist. For clarity, if the Excess Cash Flow Payment would cause a default, then the Excess Cash Flow Payment shall be reduced by no more than the amount needed to maintain compliance with the requirements set forth in this Section 2.07. Such payment shall be applied first to the reduction of the outstanding principal of any variable rate Term Loan and then to the reduction of the outstanding principal balance of the fixed rate portion of the Term Loan, if any. The Excess Cash Flow Payment shall be calculated annually based upon audited fiscal year-end financial statements required by Section 5.01(c)(i). Any Excess Cash Flow Payment shall not constitute a prepayment with respect to which a prepayment fee under this Agreement is required to be paid.

Section 2.08.    Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good faith judgment of the Agent should raise a substantial question as to whether it is) unlawful for the Banks to make, maintain or fund LIBOR Rate loans, then: (a) the Agent shall promptly notify each of the other parties hereto; and (b) the obligation of the Banks to make LIBOR Rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, the Banks shall make loans to the Borrower that are deemed lawful and that as closely as possible reflect the terms of this Agreement.

Section 2.09.    Payments and Computations.

(a)    Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent for the account of the Banks in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 12:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied and in the event that the Borrower fails to so specify or if an Event of Default exists, the Agent may apply such payment and any proceeds of any Collateral to the Loan Obligations in such order and manner as it may elect in its sole discretion.

(b)    Application of Funds. Except as otherwise provided herein, the Agent may apply all payments received for the benefit of the Borrower to the Loan Obligations in such order and manner as the Agent may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

(c)    Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(d)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Advance shall be made by the Banks, and each payment of fees under Section 2.06(c), and Section 2.03(m) shall be made for the account of the Banks pro rata according to their respective Pro Rata Share; (ii) each payment and prepayment of principal of or interest on Advances or Reimbursement Obligations by the Borrower shall be made to the Agent for the account of the Agent or the Banks holding such Advances or Reimbursement Obligations (or participation interests therein) pro rata in accordance with the respective unpaid principal amounts of such Advances or funded participation interests held by such Banks (provided that only the Issuer shall be entitled to principal and interest on the

Reimbursement Obligations unless the other Banks have funded their participations therein); and (iii) the Banks (other than the Issuer) shall purchase from the Issuer participations in the Letters of Credit pro rata according to their respective Pro Rata Share.

(e)    Proceeds of Collateral. All proceeds received by the Agent for the account of the Banks from the sale or other liquidation of any Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of the Agent and the Banks hereunder, including under Section 8.04, and then to all other unpaid or unreimbursed Loan Obligations (including reasonable attorneys’ fees and expenses) owing to the Agent or the Banks according to each Bank’s Pro Rata Share until all the Loan Obligations have been paid and satisfied in full or cash collateralized. It is expressly understood and agreed amongst the Banks that the all of the Loans extended to the Borrower under the terms of this Agreement are in parity with one another, and except as otherwise expressly stated herein, all payments and proceeds of Collateral received as a result of any collection, enforcement or other liquidation action shall be shared amongst the Banks according to their Pro Rata Shares. After all the Loan Obligations (including all contingent Loan Obligations) have been paid and satisfied in full and all other obligations of the Banks to the Borrower otherwise satisfied, any remaining proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order. It is the express intent of the Agent and the Banks that the Liens and Security Interest created under the Loan Documents shall be in parity with one another, and that no Lien and Security Interest in any Collateral, shall constitute or comprise a Lien or Security Interest that is prior to or superior to that of any other Lien or Security Interest of any Bank; and that the security of said instruments shall be considered to be in parity with and equal to that of the other. Should an Event of Default occur and be continuing under any of the Loan Documents, and should Agent or any Bank advance funds for the protection of the Collateral pledged as security for the Loan Obligations, such as for the repair of improvements, payment of real estate or other taxes, payment of insurance premiums, payment of utilities, or otherwise, all Banks shall share such expenses pro rata in accordance with their Pro Rata Share at the time of such expense advance and shall be reimbursed for such costs and expenses from the ultimate sale or disposition of Collateral at foreclosure or otherwise.

(f)    Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

(g)    Sharing of Payments. If a Bank shall obtain payment of any principal of or interest on any of the Loan Obligations owed to such Bank hereunder directly (and not through the Agent) through the exercise of any right of set-off, banker’s lien, counterclaim or similar right, or otherwise, such Bank shall promptly purchase from the other Banks participations in the Loan Obligations owed hereunder held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal of and interest on the Loan Obligations then owed hereunder to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loan Obligations held by the other Banks may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of the Loan Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

(h)    Computations. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days lapsed over a year of three hundred sixty five (365) days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

Section 2.10.    Default Interest. In addition to the rights and remedies set forth in this Agreement and the other Loan Documents: (a) if the Borrower fails to make any payment to the Agent for the account of the Banks when due, then at the Agent’s option in each instance, the Loan Obligations shall bear interest from the date due to the date paid at two percent (2%) per annum in excess of the Applicable Rate; (b) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at the Agent’s option in each instance, the unpaid balances of the Loans shall bear interest from the date of the Event of Default or such later date as the Agent shall elect at two percent (2%) per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of this Agreement; (c) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including principal, interest, fees and expenses) shall automatically bear interest at two percent (2%) per annum in excess of the rate of interest that would otherwise be in effect on the Loan under the terms of this Agreement. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

Section 2.11.    Late Charge. If any payment due under this Agreement is not paid within ten (10) days of the due date thereof, the Borrower shall, in addition to such amount, pay on demand of the Agent a late charge equal to five percent (5%) of the amount of such payment.

Section 2.12.    Prepayment of Loans. The Borrower may, at any time and from time to time, upon thirty (30) days advance written notice to the Agent, prepay the outstanding amount of the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without fee or premium, except as provided in Section 2.18, provided that no such notice shall be required to prepay any Revolving Line of Credit Advance or Term Revolving Loan Advance. Any prepayment does not otherwise affect Borrower’s obligation to pay any fees due under this Agreement or under any other Loan Document. In addition, in the event any Loan is converted to a Fixed Rate Loan, the Borrower shall pay all breakage fees applicable to such conversion. In the event that the Borrower has requested in writing to the Agent and the Required Banks have agreed to reduce the maximum amount of the Revolving Line of Credit Loan available to Borrower, the Revolving Line of Credit Loan Commitment of each Bank holding such Commitment shall be reduced on a pro rata basis according to each Bank’s respective Pro Rata Share.

Section 2.13.    Withholding Taxes. All payments by the Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any Governmental Authority through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of a Bank) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the “Non-Excluded Taxes”). If any Non-Excluded Taxes are so levied or imposed, the Borrower shall make additional payments in such amounts so that every net payment of amounts payable by it under any Loan Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that the Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Bank to the extent that such Non-Excluded Taxes (a) are levied or imposed by reason of the failure or inability of such Bank to comply with the provisions of Section 2.14, or (b) are United States withholding taxes imposed (or branch profits taxes imposed in lieu thereof) on amounts payable to such Bank at the time the Bank becomes a party to the Loan Documents, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.13. The Borrower shall furnish promptly to the Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

Section 2.14.    Withholding Tax Exemption.

(a)    Each Bank that is not incorporated or organized under the laws of the United States of America or a state thereof (a “Non-U.S. Bank”) agrees that it will deliver to the Borrower and the Agent on the Closing Date (or, in the case of an assignee, on the date of assignment) two duly completed copies of either United States Internal Revenue Service Form W8-ECI or W8-BEN (or any applicable successor form), certifying in either case that such Non-U.S. Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. In the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(s) of the Code, with respect to payments of “portfolio interest”, it will deliver to the Borrower and the Agent on the Closing Date (or, in the case of an assignee, on the date of assignment) two Form W-8 (or any subsequent versions thereof or successors thereto) properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under the Loan Documents. Each Non-U.S. Bank which so delivers such a form further undertakes to deliver to the Borrower and the Agent two (2) additional copies of such form on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Non-U.S. Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Bank from duly completing and delivering any such form with respect to it and such Non-U.S. Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(b)    A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Bank is legally entitled to complete, execute and deliver such documentation if in such Bank’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Bank.

(c)    If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a U.S. interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Non-Excluded Taxes.

Section 2.15.    Maximum Amount Limitation. Anything in this Agreement, any Note, or the other Loan Documents to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest on any Note or any of the Loan Obligations, or ever be required to pay interest on any Note or any of the Loan Obligations at a rate in excess of the Maximum Rate. If the effective rate of interest under this Agreement, any Note or other Loan Documents would exceed the Maximum Rate, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, any Note or other Loan Documents shall be reduced to the Maximum Rate. If any unearned interest, discount or property that is deemed to constitute interest is contracted for, charged, or received in excess of the Maximum Rate, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to the Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Banks under their Notes, or under any other Loan Document, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Banks, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Notes, and any renewals thereof. This Section 2.15 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.15 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.16.    Bank Records. All Advances and all payments or prepayments made thereunder on account of principal or interest may be evidenced by each of the Banks in accordance with its usual practice in an account or accounts evidencing such Advances and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of the Notes, the entries made in such account or accounts shall be prima facie evidence of the existence and amounts of all Advances and all payments or prepayments made thereunder on account of principal or interest.

Section 2.17.    Farm Credit System Entity Equity Interests. So long as any of the entities identified in Schedule 2.17 is a Bank under this Agreement, the Borrower will acquire equity in such Farm Credit System Entities (an “FCS Entity”) in such amounts and at such times as the FCS Entities may require in accordance with the FCS

Entities’ Bylaws and Capital Plans (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in the FCS Entities in connection with the Loans made by the FCS Entities under this Agreement shall not exceed the maximum amount permitted by the FCS Entities’ Bylaws as of the date of this Agreement. The rights and obligations of the parties with respect to such equity and any distributions made on account thereof or on account of the Borrower’s patronage with the FCS Entities shall be governed by the FCS Entities’ Bylaws, except that if the FCS Entities sell a participation in a portion of any Loans due to the FCS Entities, the sold portion of the Loans due to the FCS Entities shall not be entitled to patronage distributions. A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including the administration, servicing and enforcement thereof). The Borrower hereby consents and agrees that the amount of any distributions with respect to the Borrower’s patronage with the FCS Entities that are made in qualified written notices of allocation and that are received by the Borrower from the FCS Entities will be taken into account by the Borrower at the stated dollar amounts whether the distribution is evidenced by a stock certificate or other form of written notice that such distribution has been made and recorded in the Borrower’s name on the FCS Entities’ records. The Loans due to the FCS Entities under this Agreement and other indebtedness due to the FCS Entities hereunder shall be secured by a statutory first lien on all equity that the Borrower may now own or hereafter acquire in the FCS Entities. Such equity shall not, however, constitute security for indebtedness due to any other Bank under this Agreement. The FCS Entities shall not be obligated to set off or otherwise apply such equities to the Borrower’s indebtedness to the Bank.

Section 2.18.    Compensation. Upon the request of the Agent, the Borrower shall pay to the Agent for the account of the Banks such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate it for any actual loss, cost, or expense (excluding loss of anticipated profits incurred by it) as a result of: (a) any payment, prepayment, or conversion of a LIBOR Rate loan for any reason on a date other than the last day of the Interest Period for such Loan; or (b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Section 3.01 to be satisfied) to borrow, extend, or prepay a LIBOR Rate loan on the date for such borrowing, extension, or prepayment specified in the relevant notice of borrowing, extension or prepayment under this Agreement. Such indemnification may include any amount equal to the excess, if any, of: (y) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such loan as provided for herein; over (z) the amount of interest (as reasonably determined by the Agent) which would have accrued to the Banks on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. The covenants of the Borrower set forth in this Section 2.18 shall survive the repayment of the Loans and other Obligations under the Loan Documents hereunder.
Section 2.19.    Reserves on LIBOR Rate Loans. The Borrower shall pay to each Bank, as long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities (as defined in Regulation D), additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Bank equal to the actual costs of such reserves allocated to such Loan by such Bank (as determined by such Bank in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior written notice (with a copy to the Agent) of such additional interest from such Bank. If a Bank fails to give written notice 10 days prior to the last day of the relevant Interest Period, such additional interest shall be due and payable 10 days from receipt of such written notice.
Section 2.20.    Adjustments to Interest Rate. Notwithstanding any contrary provision of this Agreement or the other Loan Documents, the rate of interest on the Term Revolving Loan and on that portion of the Term Loan which bears interest at a variable rate, shall be adjusted according to the following schedule should the aggregate outstanding principal balance of Borrower’s Funded Debt, achieve the levels set forth below:

Funded Debt	Applicable Rate
Greater than or equal to $27,500,000	LIBOR Rate plus 350 basis points, but not less than 4.25%
Less than $27,500,000	LIBOR Rate plus 300 basis points, but not less than 3.75%
Upon delivery of the financial statements pursuant to Section 5.01(c)(ii) at each fiscal quarter end, beginning with the first fiscal quarter ending after the Closing Date, the rate of interest on the Term Revolving Loan and on that portion of the Term Loan which bears interest at a variable rate shall automatically be adjusted in accordance with the rates set forth above. Such automatic adjustment to the rate of interest shall take effect as of the first Business Day of the month following the month in which the Agent received the related financial statements and Compliance Certificate pursuant to Section 5.01(c)(ii). If the Borrower fails to deliver such financial statements or Compliance Certificate within the period of time required by Section 5.01(c)(ii) hereof, or if the outstanding principal balance on Borrower’s Funded Debt be no longer within the parameters set forth above, or if any Event of Default has occurred or is continuing, the rate of interest shall automatically be adjusted to a rate equal to the Applicable Rate without reduction under this Section, such automatic adjustment: (a) to take effect as of the first Business Day after the last day on which the Borrower was required to deliver the applicable financial statements and Compliance Certificate in accordance with Section 5.01(c)(ii) hereof or in the case of an Event of Default, on the date the written notice thereof is given to the Borrower; and (b) to remain in effect until subsequently adjusted in accordance herewith.
ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.    Conditions Precedent to Funding. The obligations of the Banks to make the initial Advance on the Closing Date are subject to the conditions precedent that the Agent shall have received the following, in form and substance satisfactory to the Agent:

(a)    this Agreement, duly executed by the Borrower, the Agent and the Banks;

(b)    the Notes, duly executed by the Borrower;

(c)    the Mortgage, fully executed and notarized;

(d)    the Environmental Indemnity Agreement duly executed by the Borrower;

(e)    the Security Agreement duly executed by the Borrower;

(f)    a UCC-1 Financing Statement;

(g)    the Intercreditor Agreement, duly executed by the Agent and U.S. Bank, National Association, as Trustee for the holders of the City of Lamberton, Minnesota Solid Waste Facilities Revenue Bonds, Series 2008A (Highwater Ethanol, LLC Project), and consented to by the Borrower;

(h)    evidence satisfactory to the Agent of a payment, on or about the date hereof, in an amount not less than $7,640,000 to First National Bank of Omaha toward the debt being refinanced by the Term Loan extended to the Borrower hereunder;

(i)    copies of all Material Contracts;

(j)    Collateral Assignments of the Material Contracts, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Agent, as collateral security, all of the Borrower’s right, title and interest in and to each of such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract; provided, however, that to the extent such third party consents are not delivered on the Closing Date such consents shall be delivered as soon as reasonably practical thereafter but in any case no later than 30 days after the Closing Date;

(k)    UCC, tax, and judgment lien search reports listing all financing statements and other encumbrances which name the Borrower (under its present name and any previous name) and which are filed in the jurisdictions in which the Borrower is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(l)    evidence that all other actions necessary or, in the opinion of the Agent, desirable to enable the Agent to perfect and protect the Banks’ rights, titles and interests under the Loan Documents;

(m)    an ALTA mortgagee title insurance policy issued by Commonwealth Land Title Insurance Company (the “Title Insurance Company”), with respect to the Real Property, assuring the Agent and the Banks that the Mortgage creates a valid and enforceable encumbrance on the Real Property, free and clear of all defects and encumbrances except Permitted Encumbrances and containing: (i) a comprehensive endorsement (ALTA form 9); (ii) a zoning endorsement (ALTA form 3.1) specifying an ethanol production facility as a permitted use for all of the parcels included in the Real Property; (iii) a restrictions, encroachments, minerals-owners endorsement (ALTA Form 9.2); and (iv) such endorsements as the Agent shall reasonably require. Such title insurance policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent;

(n)    maps or plats of the Real Property certified to the Agent and the Title Insurance Company in a manner reasonably satisfactory to the Agent and the Title Insurance Company, dated a date reasonably satisfactory to the Agent and the Title Insurance Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites necessary to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is described as being on a filed map, a legend relating the survey to said map;

(o)    evidence as to: (i) whether any portion of the Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”); and (ii) if any portion of the Real Property is a Flood Hazard Property: (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program; (B) the Borrower’s written acknowledgment of receipt of written notification from the Agent (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; and (C) copies of insurance policies or certificates of insurance of the Borrower evidencing flood insurance satisfactory to the Agent and naming the Agent as sole loss payee on behalf of the Banks;

(p)    evidence reasonably satisfactory to the Agent that the Real Property and the contemplated use of the Real Property are in compliance in all material respects with all applicable Laws including health and Environmental Laws, including all erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws (the evidence submitted as to zoning should include the zoning designation made for the Real Property, the permitted uses of the Real Property under such zoning designation and zoning requirements as to parking, lot size, ingress, egress and building setbacks) and laws regarding access and facilities for disabled persons including the Federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990;

(q)    a certificate of the secretary of the Borrower together with true and correct copies of the following: (i) the Articles of Organization of the Borrower, including all amendments thereto, certified by the Office of the Secretary of State of the state of its organization and dated within thirty (30) days prior to the Closing Date; (ii) the operating agreement of the Borrower, including all amendments thereto; (iii) the resolutions of the manager or other applicable governing body of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and all documentation executed and delivered in connection therewith to which the Borrower is a party; (iv) certificates of the appropriate government officials of the state of organization of the Borrower as to its existence and good standing, and certificates of the appropriate government officials in each state where Borrower does business and where failure to qualify as a foreign entity would have a material adverse effect on the business and financial condition of the Borrower, as to its good standing and due qualification to do business in such state, each dated within 30 days prior to the date hereof; and (v) the names of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to be executed by the Borrower, together with a sample of the true signature of each such officer;

(r)    the legal opinion of Stoneberg, Giles & Stroup, P.A., legal counsel for the Borrower;

(s)    satisfactory review by the Agent of any pending litigation relating to the Borrower;

(t)    an environmental site assessment that complies with the standards set forth in ASTME 1527-05 Phase I Environmental Site Assessment Process and such additional information as Agent shall require in order to establish that Agent has made “all appropriate inquiries” as provided under Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and 40 C.F.R. part 312;

(u)    a schedule, certified by the Borrower as accurate and complete, setting forth the necessary licenses, permits and consents required by applicable federal, state, and local governmental entities required for the lawful operation of the Project;

(v)    a Commodity Account Control Agreement for all commodity accounts maintained by the Borrower;

(w)    a Deposit Account Control Agreement for all Deposit Accounts maintained by the Borrower;

(x)     evidence that the insurance required under this Agreement and each other Loan Document, naming the Agent as loss payee, mortgagee or additional insured, as applicable, has been obtained by the Borrower;

(y)    evidence satisfactory to Agent that Borrower is in compliance with all state and federal requirements related to wetland protection and regulation;

(z)    evidence, as certified to Agent, that all conditions precedent to the consummation of the transactions contemplated hereunder, including without limitation, the release of all Liens and other encumbrances, except as expressly permitted under this Agreement, will have been satisfied or duly waived;

(aa)    the Agent has received copies of Borrower’s risk management policy, ethanol and DDGs marketing agreements, management agreements, and all other documents, instruments and agreements reasonably requested by the Agent; and

(bb)    the Agent has received an appraisal for the Project, including the Real Property.

Section 3.02.    Conditions Precedent to All Advances. The effectiveness of this Agreement, the obligation of the Banks to make each Advance and the obligation of the Issuer to issue any Letter of Credit shall be subject to the following further conditions precedent that on the Closing Date (with respect to the effectiveness of this Agreement only) or on the date of such Advance or Letter of Credit, as applicable:

(a)    the following statements shall be true (and the receipt by the Borrower of the proceeds of such Advance and/or the issuance of each Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that such statements are true on such date):

(i)    the representations and warranties set forth in this Agreement and in each other Loan Document, are true and correct in all material respects as of the date of each Advance to the same extent and with the same effect as if made at and as of the date thereof, except as disclosed in writing to the Agent, and except to the extent such representations and warranties relate to a specific earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(ii)    no Default or Event of Default has occurred and is continuing, or would result from such Advance or issuance of such Letter of Credit;

(iii)    in the case of a Revolving Line of Credit Advance, after giving effect thereto, the aggregate Outstanding Revolving Advances do not exceed the Borrowing Base on such date; and

(iv)    No license, permit, permission or authority necessary for the operation or use of the Project, and necessary and procurable at such time, has been denied, revoked or challenged by or before any Governmental Authority.

(b)    the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)    Borrower. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Minnesota and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its financial condition or operations. The Borrower has the power and authority to own and operate its assets and to carry on its business and to execute, deliver, and perform its Loan Obligations under the Loan Documents to which it is or may become a party. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, membership interests (units) of the Borrower.

(b)    The Loan Documents. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s powers, have been duly authorized by all necessary action, do not contravene: (i) the articles of organization or operating agreement of the Borrower; or (ii) any law or any contractual restriction binding on or affecting the Borrower; and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of its properties.

(c)    Governmental Approvals. No consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which the Borrower is a party or by which it or any of its property may be bound or affected, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interest granted thereby, except as have been obtained and are in full force and effect or which are required in connection with the exercise of remedies hereunder.

(d)    Enforceability. This Agreement is, and each other Loan Document to which the Borrower is a party when delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity.

(e)    Financial Condition and Operations.

(i) All financial statements heretofore or contemporaneously furnished by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrower) have been prepared in accordance with GAAP (except for the omission of footnotes and for the effect of normal year-end adjustments) and fairly present, in all material respects, the financial condition and results of operations as of the applicable date of such statements.

(ii)    The assumptions constituting the basis on which the Borrower prepared each budget and developed the numbers set forth therein were developed in good faith, based on all information known to the Borrower at such time, it being understood that such budgets and projections are subject to inherent uncertainties and do not constitute a guaranty of future performance.

(f)    No Material Adverse Effect. Since December 31, 2013, there has not occurred any event, occurrence or condition, that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)    Litigation. Except as described on Schedule 4.01(g), there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy against or, to the knowledge of the Borrower, affecting the Borrower, or the Project, in each case that has or would reasonably be expected to have a Material Adverse Effect on (i) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, (ii) the Debt or the Collateral granted, or purported to be granted, in favor, or for the benefit, of the Agent pursuant to this Agreement or (iii) the rights or remedies of Agent or any Bank under any Loan Document with respect to the Borrower or the Collateral.

(h)    Use of Proceeds of Advances, etc. (i) No proceeds of the Loans will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (provided, however, that this provision shall not prohibit the Borrower from investing in certain value added cooperatives for the purposes of carrying out its overall business operations); (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i)    Liens. Except as created by the Loan Documents, and the Permitted Liens, there is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except as described in Schedule 5.01(g).

(j)    Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all other taxes, assessments, and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except as permitted by extensions of filing dates, and where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on the Borrower’s books therefor.

(k)    Solvency. As of and from and after the date of this Agreement, the Borrower: (i) owns and will own assets the fair saleable value of which are: (A) greater than the total amount of liabilities (including contingent liabilities) of the Borrower; and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

(l)    Location of Inventory and Farm Products; Third Parties in Possession; Crops. The Borrower’s Inventory and farm products pledged as Collateral under the Security Agreement are located at the places (or, as applicable, jurisdictions) specified in Schedule 4.01(l) for the Borrower, except to the extent any such Inventory and farm products are in transit. Schedule 4.01(l) correctly identifies, as of the date hereof, the landlords or mortgagees, if any, of each of its locations identified in Schedule 4.01(l) currently leased or owned by the Borrower. Except for the Persons identified on Schedule 4.01(l), no Person other than the Borrower and the Agent has possession of any of Borrower’s Inventory or farm products. Except as described above, none of its Inventory or farm products has been located in any location within the past four months other than as set forth on Schedule 4.01(l) for the Borrower.

(m)    Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The Borrower’s chief place of business, its chief executive office, and its jurisdiction of organization is located at the place identified for the Borrower on Schedule 4.01(m). Within the last four months it has not had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(m) also sets forth all other places where the Borrower keeps its books and records and all other locations where the Borrower has a place of business. The Borrower does not do business nor has the Borrower done business during the past five (5) years under any other name, trade-name or fictitious business name except as disclosed on Schedule 4.01(m). The Borrower’s United States Federal Income Tax I.D. Number and state organizational identification number are identified on Schedule 4.01(m).

(n)    Title to Properties. The Borrower has title or leasehold interest in and to the Real Property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its Personal Property, including those reflected on the financial statements of the Borrower previously delivered to the Agent, except those which have been disposed of by the Borrower subsequent to the date of such delivered financial statements which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(o)    Disclosure. All factual information furnished by or on behalf of the Borrower in writing to the Agent (including all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(p)    Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and will obtain all such licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto necessary to conduct its business as presently proposed to be conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect on its financial condition or operations, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.

(q)    Intellectual Property. The Borrower owns, or has the legal right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted and will own or obtain the legal right to use all patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for it to conduct its business as currently conducted (collectively the “Intellectual Property”), except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth in Schedule 4.01(q) is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by the Borrower or that the Borrower has the right to use (other than Intellectual Property that is easily obtainable without undue expense). Except as provided in Schedule 4.01(q), no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r)    ERISA Plans. The Borrower has not (or within the five year period immediately preceding the date hereof had) any liability in respect with ERISA. The Borrower does not have any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA.

(s)    Investment Company Act. The Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(t)    Compliance with Laws. The Borrower is in compliance in all material respects with all Laws, the failure to comply with which could have a Material Adverse Effect on the Borrower.

(u)    Environmental Warranties.

(i) Except as set forth on Schedule 4.01(u), (a) to the Borrower’s knowledge, Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (b) the Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (c) neither the Borrower nor any of its Environmental Affiliates has received any written communication, whether from a Governmental Authority, employee or otherwise, that alleges that any Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (d) there are no circumstances that may prevent or interfere in the future with the Borrower’s compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(ii)    There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower or, to the knowledge of the Borrower, pending or threatened against any Environmental Affiliate.

(iii)    To the Borrower’s knowledge, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against any Borrower or any Environmental Affiliate.

(iv)    Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which the Borrower or, to the knowledge of the Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that would reasonably be expected to form the basis of any Environmental Claim, (ii) the Borrower does not know of any underground storage tanks located or to be located on property owned or leased by the Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned by the Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned by the Borrower, other than PCBs that are wholly contained within equipment, complies, and such equipment is operated, maintained, and inspected in compliance with Environmental Laws.

(v)    Borrower has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the knowledge of the Borrower, the operations of the Borrower are not the subject of any investigations by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to the Project.

(v)    Material Contracts. The Borrower has performed all of its material obligations, other than those obligations for which performance is not yet due, under all Material Contracts and, to the best knowledge of the Borrower, each other party thereto is in compliance in all material respects with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by the Agent.

(w)    Property Rights, Utilities, Etc. All material property interests, utility services, means of transportation, facilities and other materials necessary for the maintenance and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project.

(x)    Subsidiaries. Schedule 4.01(x) sets forth the name of each direct or indirect Subsidiary of the Borrower on the date hereof, its form of organization, its jurisdiction of organization, and the total number of issued and outstanding shares or other interests thereof.

(y)    Insurance. All insurance required to be obtained and maintained by the Borrower, as of the date this representation is made or deemed repeated, pursuant to the Loan Documents has been obtained, is in full force and effect as of each date this representation is made and complies with the insurance requirements set forth herein and in the other Loan Documents. All premiums then due and payable on all such insurance have been paid.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01.    Affirmative Covenants. So long as any Loan Obligations remain unpaid or the Banks shall have any Commitment hereunder, the Borrower shall, unless the Agent (or Required Banks or Supermajority Banks as required under Section 8.01) shall otherwise consent in advance in writing:

(a)    Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (i) all applicable zoning and land use laws, (ii) all employee benefit laws, and (iii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

(b)    Visitation Rights; Field Examination. Subject to the terms of the Material Contracts, applicable laws and reasonable worksite rules, which may involve prior consent, training or other provisions, at any reasonable time and from time to time, permit the Agent or its representatives to (i) examine and make copies of and abstracts from the records and books of account of the Borrower, and (ii) subject to the rights of tenants, if any, enter onto the Real Property of the Borrower to conduct field examinations and collateral inspections, with such frequency as the Agent in its sole reasonable discretion may deem appropriate, and (iii) discuss the affairs, finances, and accounts of the Borrower with the Borrower’s Plant Manager or Chief Executive Officer. Subject to the terms of Material Contracts, applicable laws and reasonable worksite rules, the Borrower consents to and authorizes the Agent to enter onto the property of the Borrower for purposes of conducting the examinations, inspections and discussions provided above. Once annually and at any time upon and during the occurrence of an Event of Default or in the event that there are deemed by the Agent to be any material inconsistencies and/or material noncompliance with respect to any financial or other reporting requirement on the part of the Borrower, all visits and inspections deemed necessary or desirable for an annual inspection or on account of such Event of Default, inconsistency and/or noncompliance shall be at the expense of the Borrower. In addition to the foregoing, at any reasonable time and from time to time (but not more frequent than twice in any calendar year unless the preceding sentence applies), the Borrower also shall permit the Agent or representatives thereof, at the expense of the Agent, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its respective officers or directors.

(c)    Reporting Requirements. Furnish to the Agent:

(i)    Beginning with the first fiscal year end following the Closing Date, as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of the Borrower occurring during the term hereof, unqualified, consolidated, audited financial statements of the Borrower (including balance sheet, statements of income and cash flows, all accompanying notes thereto and any management letter (the

“Financial Statements”)), for such year for the Borrower, prepared by an accountant reasonably acceptable to the Agent, and certified by an authorized officer of the Borrower, together with a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence or, if such event or condition exists, describing such event or condition in reasonable detail; and (B) shows in detail reasonably satisfactory to the Agent the calculation of, and the Borrower’s compliance with, each of the covenants contained in this Section 5.01;

(ii)    Beginning with the first month end following the Closing Date, as soon as available, but in no event later than thirty (30) days after the end of each month, unaudited monthly consolidated financial statements of the Borrower, prepared in accordance with GAAP (except for the omission of footnotes and for the effect of normal year-end audit adjustments). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such month and year-to-date, delivered to Agent under Subsection 5.01(c)(v) below, and (ii) include a balance sheet, a statement of income for such month and for the period year-to-date, and such other monthly statements as Agent may specifically request which monthly statements shall include any and all supplements thereto. Such monthly statements shall be certified by an authorized officer of the Borrower, and beginning with the first fiscal quarter-end following the Closing Date, and for each fiscal quarter thereafter, be accompanied by a Compliance Certificate which: (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence or, if such event or condition exists, describing such event or condition in reasonable detail; and (B) shows in detail reasonably satisfactory to the Agent the calculation of each of the covenants contained in this Section 5.01;

(iii)    on the Closing Date, and on the last day of each month thereafter with the monthly financial statements delivered pursuant to 5.01(c)(ii), when the Outstanding Revolving Advances are greater than zero ($0.00), Borrower will furnish to the Agent a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of such date, certified by the appropriate authorized officer of the Borrower;

(iv)    following the Closing Date, as soon as available but in no event later than 30 days after the end of each month, production reports for the immediately preceding calendar month setting forth corn inputs, ethanol output, DDGS and CO2 output, corn oil output, and natural gas usage, together with such additional production information as reasonably requested by the Agent;

(v)    promptly upon the Agent’s request therefor, copies of all reports and notices which the Borrower files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower receives from the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;

(vi)    notwithstanding the foregoing Section 5.01(c)(v), provide to the Agent within thirty (30) days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to the Borrower, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event;

(vii)    following the Closing Date, by not later than the first day of each fiscal year of the Borrower, an annual (with quarterly break out) operating and capital assets budget of the Borrower for the immediately succeeding fiscal year containing, among other things, pro forma financial statements and forecasts for all planned lines of business;

(viii)    promptly, but in no event later than ten (10) days upon the occurrence of an Event of Default or Default, notice of such Event of Default or Default;

(ix)    promptly after the receipt thereof, a copy of any management letters or written reports submitted to the Borrower by its independent certified public accountants with respect to the business, financial condition or operation of the Borrower;

(x)    promptly after the receipt thereof, a copy of any notice of a default under any Long-Term Marketing Agreement or other Material Contract;

(xi)    promptly after transmittal or filing thereof by the Borrower, copies of all proxy statements, notices and reports as it shall send to its members or shareholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), and promptly after the receipt thereof by the Borrower, copies of all management letters or similar documents submitted to the Borrower by independent certified public accountants in connection with each annual and any interim audit of the accounts of the Borrower or of the Borrower and any of its subsidiaries;

(xii)    such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request;

(xiii)    promptly, but in no event later than ten (10) days after the Borrower’s knowledge of the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or government department, commission, board, bureau, agency, or instrumentality affecting the Borrower which, if determined adversely, could have a Material Adverse Effect on the Borrower;

(xiv)     without limiting the provisions of Section 5.01(c)(xiii) above, promptly, but in no event later than ten (10) days after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Borrower to undertake or to contribute to a cleanup or other response under all laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions;

(xv)    promptly after becoming aware thereof, notice of any changes in plant management or any decision to excuse such management; and

(xvi)    promptly after becoming aware thereof, notice of any planned material change in operation of the Project.

(d)    Working Capital. On the Closing Date and continually thereafter until the Maturity Date, maintain Working Capital of at least $8,250,000.00. Compliance with this covenant will be tested quarterly using Borrower’s financial statements provided pursuant to Section 5.01(c).

(e)    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00. Borrower’s compliance with this covenant will be tested annually using Borrower’s annual audited financial statements provided pursuant to Section 5.01(c)(i). For purposes of clarification, Borrower’s out of pocket expenses (excluding lease payments) related to the installation of corn oil extraction equipment at the Project may be excluded from the calculation of Fixed Charge Coverage Ratio for fiscal year 2014.

(f)    Tangible Net Worth. On the Closing Date and continually thereafter until the Maturity Date, maintain Tangible Net Worth of not less than $42,000,000.00. Compliance with this covenant will be tested quarterly using Borrower’s financial statements provided pursuant to Section 5.01(c).

(g)    Liens. There shall be no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of the Borrower, which secures Debt of any Person, except for the Security Interests of the Security Agreement and Mortgage or except as described in Schedule 5.01(g) and the Permitted Liens.

(h)    Landlord and Mortgagee Waivers. Obtain and furnish to the Agent as soon as available, waivers, acknowledgments and consents, duly executed by each: (i) real property owner, landlord and mortgagee having an interest in any of the premises owned or leased by the Borrower or in which any Collateral of the Borrower is located or to be located (and if no Collateral of the Borrower is located at a parcel of property not owned or leased by the Borrower, no such waivers, acknowledgments or consents will be required); and (ii) each third party holding any Collateral; all in form and substance acceptable to the Agent, except as otherwise agreed to by the Agent.

(i)    Insurance. Maintain or cause to be maintained insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, and make such increases in the type or amount or coverage as the Agent may reasonably request, provided that in any event the Borrower will maintain or cause to be maintained and cause each of its subsidiaries to maintain workers’ compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Agent. The Borrower shall maintain, at a minimum, directors and officers liability insurance, commercial liability insurance, business interruption insurance, builder’s risk insurance, and general commercial property insurance with mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to the Agent. All such policies insuring any Collateral for the Borrower’s obligations to the Agent or the Banks shall name the Agent as an additional insured in form and substance reasonably acceptable to the Agent. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement in all material respects. The Borrower shall provide a duplicate copy of each insurance policy to the Agent.

(j)    Property and Maintenance. Maintain and preserve or cause to be maintained and preserved all of its property and each and every part and parcel thereof that is necessary to or useful in the proper conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance with all applicable laws, and make or cause to be made all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at the Agent’s request, which request may not be made more than once a year, the Borrower will furnish to the Agent a report on the condition of the Borrower’s and any of its subsidiaries’ property prepared by a professional engineer satisfactory to the Agent.

(k)    Books and Records. The Borrower shall keep proper books of record and account with complete, true and accurate entries in conformity with GAAP and all requirements of law shall be made of all financial transactions and matters involving the assets and business of the Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records separate from the books and records of any other Person (including any Affiliates of the Borrower) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions.

(l)    Food Security Act Compliance. If the Borrower acquires any Collateral which may have constituted farm products in the possession of the seller or supplier thereof, the Borrower shall, at its own expense, use commercially reasonable efforts to take such steps to insure that all liens (except the liens granted pursuant hereto) in such acquired Collateral are terminated or released, including in the case of such farm products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase farm products free of liens (except the liens granted pursuant hereto); provided, however, that the Borrower may contest and need not obtain the release or termination of any lien asserted by any creditor of any seller of such farm products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefor in accordance with GAAP. Upon the Agent’s request made, the Borrower agrees to forward to the Agent promptly after receipt copies of all notices of liens and master lists of Effective Financing Statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Agent’s request, the Borrower agrees to provide the Agent with the names of Persons who supply the Borrower with such farm products and such other information as the Agent may reasonably request with respect to such Persons.

(m)    Warehouse Receipts. If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then the Borrower: (i) will not permit such warehouse receipt or receipts in the nature thereof to be “negotiable” as such term is used in Article 7 of the UCC; and (ii) will deliver all such receipts to the Agent (or a Person designated by the Agent) within five (5) days after the Borrower’s receipt and from time to time thereafter. If no Event of Default exists, the Agent agrees to deliver to the Borrower any receipt so held by the Agent upon the Borrower’s request in connection with such sale or other disposition of the underlying Inventory, if such disposition is in the ordinary course of the Borrower’s business.

(n)    Management of Borrower. The Chief Executive Officer, Chief Financial Officer, and Plant Manager for the Project shall be maintained as set forth on Schedule 5.01(n) hereto, unless otherwise approved in the Agent’s reasonable discretion.

(o)    Compliance with Other Agreements. The Borrower will perform in all material respects all obligations and abide in all material respects by all covenants and agreements contained in the following agreements: (i) any and all Long Term Marketing Agreements; and (ii) any other Material Contracts.

(p)    Bank Accounts. Each bank account of the Borrower shall at all times be (i) held as Collateral to secure the repayment and/or performance of the Loan Obligations, (ii) held at a financial institution approved by the Agent, which approval shall not be unreasonably withheld and (iii) subject to a perfected control agreement in favor of the Agent on behalf of the Banks, with all rights and remedies in respect thereto as set forth in the Loan Documents. The Borrower shall not open a new bank account or any other account at a financial institution without the prior written consent of the Agent, which approval will not be unreasonably withheld.

(q)    Environmental Matters.

(i) The Borrower shall (a) comply in all material respects with, and ensure compliance in all material respects by any and all occupants and operators of the Project with, all Environmental Laws, (b) keep the Project free of any Debt imposed pursuant to any Environmental Law, and (c) pay or cause to be paid when due and payable by the Borrower any and all costs in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.

(ii)    The Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with all applicable Environmental Laws.

(r)    Maintenance of Existence. Preserve, renew and keep in full force and effect its limited liability company existence and good standing in the State of Minnesota and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(s)    Additional Assurances. Upon written request of the Agent, the Borrower shall promptly perform any and all acts and execute any and all documents (including UCC financing statements and UCC continuation statements) reasonably requested by the Agent: (i) for filing under the provisions of the UCC or any other Law that are necessary or advisable to maintain in favor of the Agent, for the benefit of the Banks, the Security Interests that are duly perfected in accordance with all applicable Laws or otherwise for the purposes of perfecting any Security Interest created, or purported to be created, in favor of the Banks; (ii) for the purposes of ensuring the validity and legality of this Agreement or any other Loan Document and the rights of the Agent and the Banks hereunder or thereunder; and (iii) for the purposes of facilitating the proper exercise of rights and powers granted to the Agent or the Banks under this Agreement or any other Loan Document.

(t)    Collateral Assignments. If not sooner delivered, within thirty (30) days of the Closing Date, deliver to the Agent Collateral Assignments of all Material Contracts, duly executed by the Borrower and pursuant to which the Borrower shall have assigned to the Agent, as collateral security, all of the Borrower’s right, title and interest in and to each of such contracts, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such contract.

(u)    Borrower’s Knowledge of Certain Matters. With respect to any representation, warranty, covenant, certification, or reporting relating thereto, required hereunder and qualified by “knowledge” or “Knowledge,” Borrower shall take all necessary actions to instruct the Person required to make such certification or report that such certification or report shall be made to the Agent without qualification.

Section 5.02.    Negative Covenants. So long as any of the Loan Obligations remain unpaid or the Banks shall have any Commitment hereunder, the Borrower shall not, without the prior written consent of the Agent (or Required Banks or Supermajority Banks as required under Section 8.01) :

(a)    Liens, etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person, other than (collectively, “Permitted Liens”):

(i)    those described on Schedule 5.02(a) hereto and renewals and extensions of the same on substantially the same terms and conditions and at no increase in the debt or obligation; or

(ii)    the liens or security interests of the Agent in the Security Agreement, Mortgage or otherwise; or

(iii)    liens (other than liens relating to environmental liabilities or ERISA) for taxes, assessments, or other governmental charges that are not more than thirty (30) days overdue or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(iv)    liens of warehousemen, carriers, landlords, or other similar statutory or common law liens securing obligations that are incurred in the ordinary course of business or, if the execution thereof is stayed, which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; or

(v)    liens resulting from good faith deposits to secure payments of worker’s compensation or unemployment insurance, or other social security programs or to secure the performance of tenders, leases, statutory obligations, surety, customs and appeal bonds, bids or contracts (other than for payment of Debt); or

(vi)    any attachment or judgment lien not constituting an Event of Default; or

(vii)    liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; or

(viii)    customary offset rights of brokers and deposit banks arising under the terms of securities account agreements and deposit agreements; or

(ix)    any real estate easements and easements, covenants and encumbrances that customarily do not affect the marketable title to the Real Property or impair its use, including the “Permitted Encumbrances” as defined in the Mortgage.

(b)    Distributions, etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its membership interests (units) or other Equity Interests now or hereafter outstanding, or make any distribution of assets to its interest holders, members or general partners as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock, membership interest or partnership interest of the Borrower; provided, however, that the Borrower may: (i) declare and pay distributions payable in membership interests or units or other Equity Interests (including options or warrants); (ii) purchase or otherwise acquire shares of the membership interests (units)

of the Borrower with the proceeds received from the issuance of new membership interests (units); (iii) pay redemptions, dividends or distributions in an amount not to exceed, in the aggregate, 40% of the Borrower’s immediately preceding fiscal year’s Net Income (“Tax Distributions”); provided that all loan covenants are met on a post distribution basis, including but not limited to compliance with the Working Capital covenant; and (iv) pay dividends or distributions which are immediately reinvested in the Borrower (“Reinvestment Distributions”); pay additional distributions with the prior express written consent of the Required Banks (“Excess Distributions”). Immediately prior to the proposed payment of any distributions permitted by this Section 5.02(b), or after giving effect thereto, no Default or Event of Default shall exist.

(c)    Capital Expenditures. Without the prior consent of the Agent (which consent shall not be unreasonably withheld), make Capital Expenditures which exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate during any fiscal year during the term of this Agreement. For purposes of clarification, Borrower’s out of pocket expenses (excluding lease payments) related to the installation of corn oil extraction equipment at the Project may be excluded from the Capital Expenditure limitation set forth in this Section for Borrower’s fiscal year 2014.

(d)    Consolidation, Merger, Dissolution, Etc. Directly or indirectly (i) merge, consolidate, liquidate, wind up or dissolve itself; (ii) transfer, sell, lease or otherwise dispose of all or a substantial portion of its assets or business; or (iii) permit a Change of Control to occur.

(e)    Indebtedness, Etc. Create, incur, assume or suffer to exist any Debt in an aggregate principal amount in excess of $100,000.00, without the prior written consent of the Agent, except: (i) the liabilities of the Borrower to the Banks hereunder; (ii) trade accounts payable and accrued liabilities (other than Debt) arising in the ordinary course of the Borrower’s business; (iii) the liabilities of the Borrower described on Schedule 5.02(a); (iv) payments owed under Material Contracts; and (v) contracts or agreements other than Material Contracts arising in the ordinary course of the Borrower’s business.

(f)    Organization; Name; Chief Executive Office. Change its state of organization, name or the location of its chief executive office without at least sixty (60) days prior written notice to the Agent.

(g)    Loans, Guaranties, Etc. Make any loans or advances to (whether in cash, in-kind, or otherwise) any Person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any Person.

(h)    Subsidiaries; Affiliates. Form or otherwise acquire any subsidiary or affiliated business, or acquire the assets of or acquire any equity or ownership interest in any Person, unless such subsidiary, affiliate or Person executes and delivers to the Agent: (i) a guaranty of all of the Loan Obligations, in form and substance acceptable to the Agent, in its sole discretion; (ii) security agreements in form substantially similar to the Security Agreement; and (iii) such other documents and amendments to this Agreement and the other Loan Documents as the Agent shall reasonably require.

(i)    Transfer of Assets. Sell, lease, assign, transfer, or otherwise voluntarily dispose of any of its assets or limited liability company interests, or permit any of its subsidiaries to sell, lease, assign, transfer, or otherwise voluntarily dispose of any of their assets except: (i) dispositions of inventory in the ordinary course of business; and (ii) dispositions of: (A) obsolete or worn out equipment; (B) equipment or real property not necessary for the operation of its business; (C) equipment or real property which is replaced with property of equivalent or greater value as the property which is disposed; or (D) with the prior written consent of the Supermajority Banks.

(j)    Lines of Business. Engage in any line or lines of business activity other than the production of ethanol and related by-products.

(k)    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any governor, director, manager, officer, employee, consultant, agent, or member of the Borrower or any Affiliate of the Borrower, except (i) transactions listed on Schedule 5.02(k), (ii) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Agent and are no less favorable to the Borrower or such subsidiary than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, and (iii) payment of compensation to members, governors, directors, managers, officers, employees, consultants and agents in the ordinary course of business for services actually rendered in their capacities as members, governors, directors, managers, officers, employees, consultants and agents, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated. Notwithstanding the foregoing, upon the election of the Agent, no payments may be made with respect to any items set forth in clauses (i) and (ii) of the preceding sentence upon the occurrence and during the continuation of a Default or an Event of Default.

(l)    Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any Person except for management, consulting or other similar fees paid in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower or any of its subsidiaries, upon fair and reasonable terms which are no less favorable to the Borrower than would be obtained in an arm’s length transaction with a Person that is not an Affiliate of the Borrower or subsidiary, for services actually rendered and in amounts typically paid by entities engaged in the Borrower’s or such subsidiary’s business.

(m)    Amendments to Organizational Documents. Amend its articles of organization, operating agreement, management agreement, by-laws or any other organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Loan Documents, including Section 5.01(r) of this Agreement.

(n)    Permitted Investments. Make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) except for Permitted Investments.

(o)    ERISA. Engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code. The Borrower will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continued coverage under Part 6 of Title I of ERISA).

(p)    Taxes. The Borrower shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(q)    Environmental Matters. Permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned by the Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned by the Borrower, other than PCBs that are wholly contained within equipment, complies, and such equipment is operated, maintained, and inspected in compliance, with Environmental Laws; (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned by any Borrower, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all applicable laws, or (v) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property leased by the Borrower, other than in accordance with all applicable laws.

(r)    Accounting Changes. Make any change in (i) its accounting policies or reporting practices, except as required by GAAP, or (ii) its fiscal year end without the prior written consent of the Agent.

(s)    Long Term Marketing Agreement. Materially change, alter or amend any of its Long Term Marketing Agreements. No accounts receivable under any Long Term Marketing Agreement shall at any time remain unpaid (i) for more than 15 days after the invoice date for ethanol, and (ii) more than 25 days after the invoice date for distillers grain.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

Section 6.01.    Events of Default. Each of the following events shall be an “Event of Default”:

(a)    The Borrower shall fail to pay any installment of principal or interest, fees, expenses, charges or other amounts required hereunder or under the other Loan Documents or to make any deposit of funds required hereunder when due; or

(b)    Any representation or warranty made by the Borrower, or any of its officers or directors under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d), (e), or (f) or take any action prohibited by Section 5.02; or

(d)    The Borrower shall fail to deliver the financial statements, Borrowing Base Certificate, or Compliance Certificate or any other document or report required to be provided under Section 5.01(c) within five (5) Business Days of the date due; or

(e)    The Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in clauses (a) through (d) of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Loan Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Borrower by the Agent; provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, the Borrower has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

(f)    Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing, and such provision is deemed to have a Material Adverse Effect; or

(g)    The Mortgage or the Security Agreement shall for any reason, except to the extent permitted by the terms thereof cease to create a valid lien, encumbrance or security interest in any of the property purported to be covered thereby; or

(h)    The Borrower should breach or be in default under a Material Contract in any material respect, or any other event which would permit any party other than the Borrower to cause a termination thereof, or any Material Contract shall have ceased for any reason to be in full force and effect prior to its stated or optional expiration date; or

(i)    The Borrower should terminate, change, amend or restate, without the Agent’s prior consent any Material Contract, and such event could reasonably be expected to have a Material Adverse Effect; or

(j)    The Borrower shall fail to pay any indebtedness in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (either in any individual case or in the aggregate) excluding indebtedness evidenced by the Notes and excluding Ordinary Trade Payable Disputes, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness (excluding Ordinary Trade Payable Disputes); or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(k)    The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection; or

(l)    Any one or more judgment(s) or order(s) for the payment of money in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate shall be rendered against the Borrower and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)    The termination of any Long Term Marketing Agreement prior to its stated expiration date, unless such Long Term Marketing Agreement is replaced by another Long Term Marketing Agreement acceptable to the Agent, within thirty (30) days of the termination of such Long Term Marketing Agreement; or

(n)    The Borrower shall dissolve, merge, consolidate with another Person, or suspend or discontinue doing business; or

(o)    Any event, change or condition, not referred to elsewhere in this Section 6.01 should occur which results in a Material Adverse Effect on the Borrower, any subsidiary or any guarantor of the Obligations hereunder; or

(p)    Any guaranty, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof, or the guarantor shall deny any further liability or obligations thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the guarantor shall breach or be in Default under the terms of any other agreement with the Agent (including any loan agreement or security agreement); or

(q)    The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by the Borrower, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect on the Borrower or any regulatory or Governmental Authority replaces the management of the Borrower or assumes control over the Borrower.

Section 6.02.    RemediesSection 6.02.    Remedies. Upon the occurrence of an Event of Default and at any time while such Event of Default is continuing, the Agent:

(a)    may accelerate the due date of the unpaid principal balance of the Loans, all accrued but unpaid interest thereon and all other amounts payable under this Agreement and the Loan Documents making such amounts immediately due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith immediately due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Loans, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)    may, by notice to the Borrower, obtain the appointment of a receiver to take possession of all Collateral of the Borrower, including all Personal Property, including all fixtures and equipment leased, occupied or used by the Borrower. The Borrower hereby irrevocably consents to the appointment of such receiver and agrees to cooperate and assist any such receiver to facilitate the transfer of possession of the Collateral to such receiver and to provide such receiver access to all books, records, information and documents as requested by such receiver; and

(c)    may, by notice to the Borrower, require the Borrower to pledge to the Agent as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in an interest bearing cash collateral account at the Agent without any right of withdrawal by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Borrower shall, without notice, pledge to the Agent as security for the Loan Obligations an amount in immediately available funds equal to the then outstanding Letter of Credit Liabilities, such funds to be held in such an interest bearing cash collateral account at the Agent; and

(d)    may exercise all other rights and remedies afforded to the Agent under the Loan Documents or by applicable law or equity.

Section 6.03.    Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity, and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of the Agent in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any Default or acquiescence therein.

ARTICLE VII
THE AGENT

Section 7.01.    Authorization and Action. Each Bank appoints and designates AgStar Financial Services, PCA as Agent hereunder. The Agent may, and each Bank authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Interest, for Agent’s benefit and the pro rata benefit of Banks. Each Bank agrees that any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Banks. Each Bank hereby further appoints and authorizes the Agent to take such action as agent on its behalf and on behalf of each of its Affiliates who are owed Loan Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

Section 7.02.    Duties and Powers of Agent.

(a)    The Agent shall (i) make such demands and give such notices under the Loan Documents as the Required Banks shall request, (ii) take (or refrain from taking) such action to enforce the Loan Documents and to foreclose or otherwise realize upon, collect or dispose of the Collateral, or any portion thereof, at such times, in such order and otherwise in such matter as may be directed by the Required Banks (including the matters relating to (A) the amount of the Loan Obligations bid as a credit on account of the purchase price of the Collateral and (B) the adoption and implementation of post-foreclosure or post-realization plans of disposition with respect to any of the Collateral foreclosed or otherwise realized upon), and (iii) take such other actions under this Agreement or the other Loan Documents or otherwise (including the amending of this Agreement or the other Loan Documents as contemplated by and in accordance with the provisions of Section 8.01 hereof) upon direction of the Required Banks or, to the extent otherwise required herein, the Supermajority Banks. Any property taken or held by the Agent, in its capacity as such, by foreclosure or otherwise, shall be held by it pursuant to this Agreement.

(b)    The Agent shall not take, and shall be fully justified in failing or refusing to take, any action under this Agreement or the Loan Documents or otherwise unless it shall have first received such advice or concurrence of the Required Banks or to the extent otherwise required herein all the Banks.

(c)    Any action taken or failure to act pursuant to the direction of the Required Banks or to the extent otherwise required herein, the Supermajority Banks shall be binding upon all of the Banks and all future holders of the Loan Obligations.

(d)    The obligations of the Agent hereunder are only those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Event of Default or event or condition which, with the giving of notice or lapse time, or both, could constitute an Event of Default, except as expressly provided in this Agreement. The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, or event or condition which, with the giving of notice or lapse of time, or both, could constitute an Event of Default, unless the Agent, whether acting in its capacity as the Agent or as a Bank, has received written notice from a Bank or the Borrower describing such Default or Event of Default and stating that such notice is a notice of Default. In the event the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action under the Loan Documents with respect to such Default or Event of Default as shall be directed by the Required Banks.

Section 7.03.    Obligations of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may treat the Banks as the parties entitled to distributions hereunder unless and until the Agent receives written notice and evidence satisfactory to it to the contrary, (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) shall not by reason of any Loan Document be a trustee or fiduciary for any Bank, and (iv) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Agent (A) makes no warranty or representation to any Bank and shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document, or any other instrument or document furnished pursuant hereto.

Section 7.04.    Agent and Affiliates. With respect to its Commitment, the Advances made by the Agent and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as the other Banks and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Agent in its capacity as a Bank. AgStar and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, all as if AgStar were not the Agent hereunder and without any duty to account therefor to the Banks.

Section 7.05.    Bank Credit Decision. It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Collateral. Accordingly, each Bank confirms to the Agent that such Bank has not relied, and will not hereafter rely, on the Agent (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with the Loan Documents or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Agent), (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any collateral provided to secure the obligations of the Borrower under the Loan Documents, or (iii) to obtain, verify or record information that identifies the Borrower in accordance with the USA PATRIOT Act (Title III of Pub Law No. 107-56). Each Bank acknowledges that a copy of the Loan Documents have been made available to it and to its individual legal counsel for review and such Bank acknowledges that it is satisfied with the form and substance of the Loan Documents, and is not relying upon advice or recommendations of the Agent or the Agent’s counsel.

Section 7.06.    Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the Loan Obligations or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Banks under, or the enforcement of, or legal advice in respect of rights or responsibilities under the Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.07.    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. If no successor Agent shall have been appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s having given notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be either a Bank or a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000.00). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provision of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.08.    Exchange of Information. Each Bank shall freely exchange with the other Banks information relating to the condition, financial or otherwise, of the Borrower, and the Borrower hereby consents to any and all prior, present or future such exchanges.

Section 7.09.    Benefit of the Banks Only. The terms and provisions of this Article VII are for the sole and exclusive benefit of the Agent and the Banks, and not for the benefit of the Borrower.

Section 7.10.    Authorized Actions. The Agent is hereby irrevocably authorized by the Banks, without any further action by any Bank, to release the Agent’s liens in Collateral: (i) if such Collateral is permitted to be sold or otherwise disposed of under Section 5.02(i); (ii) if the Supermajority Banks instruct the Agent to effectuate, permit or consent to a sale or other disposition or foreclosure or other realization of Collateral; or (iii) upon collateralization and payment and satisfaction of all other non-contingent obligations of the Borrower under the Loan Documents.

Section 7.11    Foreclosure. In the event of a foreclosure of the Collateral or sale under a power of sale, the Agent shall bid in its name as holder of the Collateral. Unless the Required Bank shall direct the Agent prior to sale to bid otherwise, any bid entered shall be in an amount equal to the total indebtedness due under the Loan, plus interest and expenses permitted by law and which are recoverable from the proceeds of the sale (“Bid Amount”). Any bid shall be deemed to have been entered on behalf of all Banks to the extent of their respective Commitments and, if such a bid is the successful bid, the Agent shall, to the extent local law permits, cause the certificate of sale or trustee’s deed to be issued to Banks jointly as tenants-in-common in accordance with their respective Commitments. Otherwise, the certificate of sale or trustee’s deed shall be entered in the name of the Agent or an Affiliate and pending transfer of title in accordance with Section 7.12 the Agent, or such Affiliate, shall hold title to the Collateral as nominee for the Banks, in common, in their individual Commitments. A Bank shall have the right as an independent bidder outside of its Commitment to enter its own bid or bids as a third party and, if such a bid is the successful bid, said Bank shall acquire the Collateral for its own account as the successful bidder.

Section 7.12    Transfer of Title. Upon the acquisition of the Collateral by the Agent, the Agent shall within thirty (30) days after acquisition commence such steps as are necessary to cause title to the Collateral to be transferred to the Agent for the benefit of the Banks, pari passu, in their respective Commitments. The preferred vehicle will be a limited liability company (“LLC”) formed under Minnesota law to hold title to the Collateral and with each Bank being a member in the same percentage as its Commitment. The Banks shall, by vote of the Required Banks, appoint one or more of the consenting Banks as manager of the LLC. To the extent the Banks are not able to appoint a manager then the Agent, or an Affiliate, may in its discretion elect to become the sole manager of the LLC without becoming a member and the Banks shall indemnify and hold harmless the Agent or such Affiliate from all liability in so acting. The costs and expenses in forming the LLC, including fees and costs of counsel engaged by the Agent, shall be expenses and each Bank shall pay on demand its Commitment share of the same. If the Banks are unable to agree to the terms and conditions of the LLC and or its formation the Agent shall transfer the Collateral, without representation or warranty, to the Banks as tenants in common in accordance with their Commitments and the Bank shall own the Collateral with the other Banks in their respective Commitments as tenants in common and not as joint tenants. Bank agrees not to seek a partition of the Collateral for one year from the acquisition of title to the Collateral. In the event that Bank desires to seek partition of the Collateral under applicable law, and a period of one year has expired from the date ownership was transferred, the Bank must give the Agent and other Banks notice prior to the commencement of any partition proceedings and shall offer the other Banks the right to purchase the Bank’s Commitment interest pursuant to the procedures in Section 8.12 hereof.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.    Amendments, Etc. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Banks and the Borrower, and each such amendment, waiver and consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, without the consent of the Banks affected thereby, do any of the following: (i) reduce the amount owed to a Bank or reduce the rate of interest thereon, or reduce any fees payable to a Bank hereunder; (ii) postpone the scheduled date of payment of any amount owed to a Bank, or waive or excuse any such payment, or postpone the scheduled date of expiration of such Bank’s Commitment; (iii) change any of the provisions of this Section or the definition of “Required Banks” or “Supermajority Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (iv) change the definition of the terms “Loan Obligations,” “Obligations”, “Hedging Obligations,” or “Bank”: or (v) except as otherwise provided herein, release any Collateral or release the Borrower from liability. A Supermajority Banks may agree to the matters set forth in subsections (i) through (v) in the prior sentence if the effect of such agreement is to provide the same treatment to each Bank. Notwithstanding anything to the contrary contained in this Section 8.01: (x) no amendment, waiver, or consent shall be made with respect to Article VII hereof or any other provision which affects the rights or obligations of the Agent without the prior written consent of the Agent; (y) no amendment, waiver or consent shall be made with respect to any provision which affects the rights or obligations of the Issuer without the prior written consent of the Issuer; and (z) except as otherwise provided herein, no amendment, waiver or consent shall be made which increases or extends a Bank’s Commitment without the prior written consent of such Bank. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank, and for purposes of this Section 8.01, only those Banks having a Commitment with respect to a Loan shall be entitled or required to agree or consent to any amendment, waiver or consent regarding such Loan.

Section 8.02.    Notices, Etc. All notices and other communications provided for under any Loan Document shall be in writing and mailed, faxed, or delivered at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Agent:            AgStar Financial Services, PCA
1921 Premier Drive
                            P.O. Box 4249
                            Mankato, MN 56002-4249
                            Telephone: (507) 386-4242
Facsimile: (507) 344-5088
Attention: Ron Monson

with copies to:                Gray, Plant, Mooty, Mooty, & Bennett, P.A.
500 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Telephone: (612) 632-3274
Facsimile: (612) 632-4274
Attention: Adam M. Nathe

If to the Borrower:            Highwater Ethanol, LLC
P.O. Box 96
24500 US Highway 14
                           Lamberton, MN 56152
Telephone: (507) 752-6160
Facsimile: (507) 752-6162
Attention: Brian Kletscher

with a copy to:                Stoneberg, Giles & Stroup, P.A.
300 South O'Connell Street
Marshall, MN 56258
Phone: 507-401-2804
Fax: 507-532-3498
Attention: Kevin Stroup

    If to a Bank:                At the address or addresses, as the case may
be, set forth on each Bank’s signature page to
this Agreement or on the most recent Bank
Supplement to which such Bank is a party.

All such notices and communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via facsimile to the number set forth above, (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notwithstanding the other provisions of this Section 8.02, the Agent may accept oral borrowing notices, provided that the Agent shall incur no liability to the Borrower or any Bank in acting on any such communication that the Agent believes in good faith to have been given by a Person authorized to give such notice on behalf of the Borrower. Any confirmation sent by the Agent or any Bank to a Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 8.03.    No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04.    Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Agent and counsel for the Banks (who may be in-house counsel), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Agent and the Banks as to their respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses) for the Agent and each Bank in connection with the filing of the Financing Statements and the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including all such costs and expenses associated with defending, protecting or enforcing the Loan Documents in any bankruptcy proceedings. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 8.05.    Right of Set-off. Each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and/or such Bank to or for the credit or the account of the Borrower against any and all of the Loan Obligations, irrespective of whether or not such Bank shall have made any demand under such Loan Document, and although deposits, indebtedness or such obligations may be unmatured or contingent. The Agent and each Bank, as the case may be, agrees to promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section are in addition to other rights and remedies (including other rights of set-off) which the Agent and the Banks may have. Each Bank agrees that for the benefit of each of the other Banks and the Agent (but not for the benefit of the Borrower) that such Bank shall not exercise any of the set-off rights described in this Section 8.05 unless (i) at the time of the taking of such action there had occurred an Event of Default which was continuing and (ii) such Bank had notified the Agent of such Bank’s intention to take such action and such Bank had received the Agent’s written consent to the taking of such action (unless such notice and consent requirement is waived by the Agent in its sole discretion).

Section 8.06.    Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 8.07.    Obligations Several, Not Joint. The failure of any Bank to make its Pro Rata Share of any Advance required to be made by it shall not relieve any other Bank of its obligation, if any, under this Agreement to make its Pro Rata Share of any Advance required to be made by it, but no Bank shall be responsible for the failure of any other Bank to make any portion of an Advance required to be made by such other Bank. The obligations of the Banks under this Agreement and the other Loan Documents are several, and are not joint. No Bank or the Agent shall be responsible or liable in any way for the failure or refusal of any other Bank to make any Advance to be made by any other Bank, or for any other obligations of any other Bank.

Section 8.08.    Funding of Advances. Upon receipt by the Agent or a Bank of any Request for Advance for any Revolving Line of Credit Advance, Letter of Credit or any demand for payment or other drawing, the Agent or the Bank shall promptly notify the Borrower and the other Banks as to the amount to be paid as a result of such Request for Advance or demand for drawing and the respective payment date. Any notice pursuant to the foregoing sentence shall specify the amount to be paid as a result of such Request for Advance or demand for drawing and the respective payment date. Not later than 12:00 P.M. (Minneapolis, Minnesota time) on the applicable payment date each Bank will make available to the Agent, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the amount to be paid as a result of such Request for Advance or demand for drawing.

Section 8.09.    Obligations Absolute; Failure to Fund Pro Rata Share. The obligations of a Bank to fund its Pro Rata Share in accordance with the terms hereof shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including the following circumstances: (a) any lack of validity of any Loan Document; (b) the occurrence of any Event of Default; (c) the existence of any claim, set-off, counterclaim, defense, or other right which such Bank, the Borrower or any other Person may have; (d) the occurrence of any event that has or could reasonably be expected to have a Material Adverse Effect on the financial conditions or operation of any Bank and its subsidiaries; (e) the failure of any condition to an Advance or the issuance of a Letter of Credit under this Agreement to be satisfied; (f) the fact that after giving effect to the funding of the Pro Rata Share of the Outstanding Revolving Advances may exceed the Borrowing Base; or (g) any other circumstance whatsoever, whether or not similar to any of the foregoing. In the event the Defaulting Bank fails to furnish the Agent at the time called for a Request for Advance or Protective Advance with immediately available funds equal to its Commitment amount of such Request for Advance, the Agent or any other Bank shall have the right (but, between the Defaulting Bank on the one hand, and the Agent and any other Bank on the other hand, not the obligation) to advance such funds on behalf of the Defaulting Bank and any funds so advanced shall constitute a loan to the Defaulting Bank bearing interest at four percent (4%) in excess of the interest rate then payable by the Borrower under the Loan from the date advanced by the Agent or other Bank and shall be due and payable by the Required Bank to the Agent or other Bank upon demand. The Agent shall be entitled to offset against any and all sums to be paid to such Defaulting Bank hereunder the amount due the Issuer or other Bank under this paragraph.

Section 8.10.    Defaulting Banks. Notwithstanding anything contained in this Agreement to the contrary, in the event that any Bank is or becomes a Defaulting Bank, then (i) during the period in which such Bank is a Defaulting Bank, the consent of such Defaulting Bank shall not be required for any purpose for which the consent of the Banks or the Required Banks is required; and (ii) to the extent permitted by applicable law, during the period in which such Bank is a Defaulting Bank and until such time as the Defaulting Bank’s Commitments hereunder shall have been reduced to zero, (A) any voluntary prepayment of any Loan shall be applied to the outstanding Loans of other Banks as if such Defaulting Bank had no Loans outstanding, (B) any mandatory prepayment of any Loan shall be applied to the Loans of other Banks as if such Defaulting Bank had no Loans outstanding, (C) such Defaulting Bank shall not be entitled to receive any commitment fee, letter of credit fee or any other fee with respect to such Defaulting Bank’s Commitment, and (D) availability of Loans and Letters of Credit pursuant to Article II shall, as at any date of determination, be calculated as if such Defaulting Bank had funded its Pro Rata Share of each such Loan or Letter of Credit in full.

Section 8.11.    Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the “Payor”) prior to the date on which such Bank is to make payment to the Agent hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, (a) the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate, or if the Payor is the Borrower at the applicable interest rate hereunder, for such period, and (b) the Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

Section 8.12.    Binding Effect; Successors and Assigns; Participations.

(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower shall have no right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of the Agent and the Banks.

(b)    Each Bank shall have the right at any time, with the written consent of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower (which consent by the Agent and/or the Borrower shall not be unreasonably withheld or delayed or conditioned), to assign, negotiate, hypothecate, or otherwise transfer all or portions of its rights in this Agreement or in its Loan, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other commercial, banking or financial institution, including any one or more of its Affiliates which is a commercial, banking or financial institution or to one or more of the Banks, subject to minimum amounts of $1,000,000.00 or all of such Bank’s Commitments if less than $1,000,000.00. Upon any such assignment, each Bank so assigning its Loan, Notes, participation obligations and interests, rights and security under this Agreement shall pay the Agent, within two (2) Business Days of such assignment an assignment fee of $4,000.00 for its own account and shall promptly notify the Agent and the other Banks thereof. Each Bank so assigning its Loan, Notes, participation obligations and interests, rights and security under this Agreement or any of the other Loan Documents shall, promptly upon request by the Agent, execute and deliver, and cause such assignee to execute and deliver, such documents and instruments reasonably requested by the Agent (collectively, a “Bank Supplement”) to evidence such assignment or other transfer and to substitute the assignee as a Bank on all of the Loan Documents. The Borrower hereby acknowledges and agrees that any assignment or other arrangement described in this Section 8.12 will give rise to a direct obligation of the Borrower to the assignee or additional commercial, banking or financial institutional, as the case may be, and such party shall be considered a Bank and rely on, and possess all rights under, all opinions, certificates or other instruments delivered under or in connection with this Agreement or any other Loan Document. The Borrower shall accord full recognition to any such assignment or other arrangement, and all rights and remedies of such Bank in connection with the interest so assigned shall be as fully enforceable by such assignee or additional commercial, banking or financial institution, as they were (i) by the assignor or Bank thereof before such assignment or (ii) in the case of an additional commercial, banking or financial institution becoming a Bank under the circumstances described above in this Section 8.12, by a Bank that was a party to this Agreement on the date hereof. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment document or instrument delivered to it and a register for the recordation of the names and addresses of the Banks and the principal amounts of the Loans owing to each Bank pursuant to the terms hereof from time to time. The entries in such register shall be conclusive, and the Borrower, Agent and Banks may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Bank hereunder for all purposes of the Loan Documents, notwithstanding notice to the contrary. The register shall be available for inspection by the Borrower and any Bank (with respect to information relating to such Bank) at any reasonable time and from time to time upon reasonable prior notice.

(c)    Each Bank shall have the right at any time to sell participations in all or any portion of its rights in this Agreement or its Loan, Notes, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other Person; provided, however, that (i) such Bank’s obligations under the Loan Documents (including its Loan) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower, and the Issuer for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes and owner of its participation or other interests in Letter of Credit Liabilities for all purposes of any Loan Document, (iv) the Agent and the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under the Loan Documents and (v) such Bank shall retain the sole right to approve, without the consent of any participant, any amendment, waiver or other modification of any Loan Documents. For the sole purpose of determining voting rights, “Banks” shall also include those Persons, which have acquired a one hundred percent (100%) participation interest in all of a Bank’s Loans or are members of the Farm Credit System which have acquired participation interests (not including subparticipation interests) in a Bank’s Loans at any time in the minimum amount of Three Million and No/100 Dollars ($3,000,000.00), which have been designated by the Bank selling the participation to such Person as being accorded voting rights hereunder (the “Participant Designation”), and which are approved as such by the Agent with notification to the Borrower (the participation shall, in turn, result in a corresponding reduction in the dollar amount of voting rights of the Bank from which such participation interests were acquired). The Participant Designation shall (i) state the name and contact information of the participant as would be required of an assignee pursuant to a Bank Supplement, and (ii) state the amount of the participation purchased. The Agent shall be entitled to conclusively rely on any and all information contained in any Participant Designation delivered to it by a Bank. Any Bank that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each such participant and the amount of each such participant’s participation. The register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)    The Agent and any such Bank or Banks, as the case may be, may disclose to (i) any of the participants identified in Schedule 2.01 or, (ii) in connection with any proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, the proposed assignee, participant or other transferee or institution any information that the Borrower is required to deliver to the Agent and/or the Banks pursuant to this Agreement or the other Loan Documents, and the Borrower agrees to cooperate fully with the Agent and the Banks, as the case may be, in providing any such information to any proposed assignee, participant or other transferee or institution.

Section 8.13.    Indemnification by the Borrower.

(a)    The Borrower hereby agrees to indemnify the Agent and each Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)     the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby;

(ii)     the performance by the parties hereto or to the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(iii)     any Loan or the use or proposed use of the proceeds therefrom;

(iv)     any Environmental Claim, or any liability pursuant to an Environmental Claim related in any way to the Project or the Borrower, except for Environmental Claims that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(v)     any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(vi)     any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Agent without the Knowledge of the Borrower;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)     Except as otherwise provided herein, all amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

Section 8.14.    Consent to Jurisdiction. All parties hereby irrevocably submit to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding

Section 8.15.    Governing Law. THE VALIDITY OF THIS AGREEMENT, TOGETHER WITH ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF).

Section 8.16.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.17.    Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party on its behalf and notwithstanding that the Agent, the Issuer or any Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan Obligations are outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. This Agreement shall terminate on the date (the “Termination Date”) on which all Loan Obligations then due and owing have been paid in full, all Revolving Loan Commitments have been terminated, and all undrawn portions or Letters of Credit have been cash collateralized or otherwise provided for pursuant to arrangements satisfactory to the Issuer except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Termination Date, and (y) the Loan Obligations in the nature of continuing indemnities not yet due and payable, shall continue in effect.

Section 8.18.    Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO OR THERETO.

Section 8.19.    Intentionally Omitted.

Section 8.20.    WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly-authorized officers, as of the date first above written.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

HIGHWATER ETHANOL, LLC, as BORROWER

and

AGSTAR FINANCIAL SERVICES, PCA, as AGENT

and

the BANKS

DATED: February 27, 2014

EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

BORROWER:

HIGHWATER ETHANOL, LLC,
a Minnesota limited liability company

/s/ Brian Kletscher
By: Brian Kletscher
Its: Chief Executive Officer

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

HIGHWATER ETHANOL, LLC, as BORROWER

and

AGSTAR FINANCIAL SERVICES, PCA, as AGENT

and

the BANKS

DATED: February 27, 2014

EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

AGENT:

AGSTAR FINANCIAL SERVICES, PCA,
as Administrative Agent

/s/ Ron Monson
By: Ron Monson
Its: Vice President

AGSTAR:
as a Bank

AGSTAR FINANCIAL SERVICES, PCA,

/s/ Ron Monson
By: Ron Monson
Its: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

HIGHWATER ETHANOL, LLC, as BORROWER

and

AGSTAR FINANCIAL SERVICES, PCA, as AGENT

and

the BANKS

DATED: February 27, 2014

EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

BANK:

United Farm Credit Services, PCA,
as a Bank

By: /s/ Becky Huhnerkoch
Name: Becky Huhnerkoch
Its: VP Financial Analyst

SIGNATURE PAGE TO

CREDIT AGREEMENT

BY AND AMONG

HIGHWATER ETHANOL, LLC, as BORROWER

and

AGSTAR FINANCIAL SERVICES, PCA, as AGENT

and

the BANKS

DATED: February 27, 2014

EACH OF THE BORROWER, THE AGENT AND EACH BANK ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS CREDIT AGREEMENT, AND EACH SUCH PERSON AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF THE DATE FIRST ABOVE STATED.

BANK:

Badgerland Financial, ACA,
as a Bank

By: /s/ Kenneth H. Rue
Name: Kenneth H. Rue
Its: VP - Capital Markets